Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Clearwire Corporation
Kirkland, Washington

We have audited the accompanying consolidated balance sheets of Clearwire Corporation and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Clearwire Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment.

/s/  Deloitte & Touche LLP

Seattle, Washington
March 11, 2008 (March 25, 2009 as to Note 19)

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
	(In thousands, except share and per share data)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$876,752	$438,030
Short-term investments	67,012	663,644
Restricted cash	1,077	10,727
Restricted investments	—	69,401
Accounts receivable, net of allowance of $787 and $753	3,677	2,774
Notes receivable short-term, related party	2,134	4,409
Inventory	2,312	1,398
Prepaids and other assets	36,748	19,219

Total current assets	989,712	1,209,602
Property, plant and equipment, net	572,329	302,798
Restricted cash	11,603	117
Restricted investments	—	16,269
Long-term investments	88,632	—
Notes receivable long-term, related party	4,700	—
Prepaid spectrum license fees	457,741	241,151
Spectrum licenses and other intangible assets, net	480,003	222,980
Goodwill	35,666	30,908
Investments in equity investees	14,602	14,983
Other assets	30,981	29,565

TOTAL ASSETS	$2,685,969	$2,068,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$102,447	$108,216
(includes related party balances of $4,521 and $6,799)
Deferred rent	24,805	6,986
Deferred revenue	10,010	5,599
Due to affiliate	2	532
Current portion of long-term debt	22,500	1,250

Total current liabilities	159,764	122,583
Long-term debt, net of discount of $0 and $110,007	1,234,375	644,438
Other long-term liabilities	114,492	42,385

Total liabilities	1,508,631	809,406
MINORITY INTEREST	13,506	1,358
COMMITMENTS AND CONTINGENCIES (NOTE 11)
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, par value $0.0001, and additional paid-in capital, 350,000,000 shares authorized; Class A, 135,567,269 and 109,325,236 shares issued and outstanding	2,098,155	1,474,759
Class B, 28,596,685 shares issued and outstanding	234,376	234,376
Common stock and warrants payable	—	166
Deferred compensation	—	(116)
Accumulated other comprehensive income	17,333	6,990
Accumulated deficit	(1,186,032)	(458,566)

Total stockholders’ equity	1,163,832	1,257,609

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,685,969	$2,068,373

See notes to consolidated financial statements

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share data)

REVENUES:
Service	$151,440	$67,598	$8,451
Equipment and other (includes related party sales of $0, $15,546 and $9,728)	—	32,583	25,003

Total revenues	151,440	100,181	33,454
OPERATING EXPENSES:
Cost of goods and services (exclusive of a portion of depreciation and amortization shown below):
Cost of service (includes related party costs of $2,877, $606 and $0)	107,281	50,438	13,086
Cost of equipment (includes related party costs of $0, $8,914 and $1,853)	—	19,674	10,483
Selling, general and administrative expense	360,666	214,669	106,211
Research and development	1,397	8,890	9,639
Depreciation and amortization	84,694	40,902	11,913
Spectrum lease expense	96,417	23,516	9,356
Gain on sale of NextNet	—	(19,793)	—

Total operating expenses	650,455	338,296	160,688

OPERATING LOSS	(499,015)	(238,115)	(127,234)
OTHER INCOME (EXPENSE):
Interest income	65,736	30,429	6,605
Interest expense	(96,279)	(72,280)	(14,623)
Foreign currency gains, net	363	235	20
Loss on extinguishment of debt	(159,193)	—	—
Other-than-temporary impairment loss and realized loss on investments	(35,020)	—	—
Other income, net	1,801	2,150	300

Total other expense, net	(222,592)	(39,466)	(7,698)

LOSS BEFORE INCOME TAXES, MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(721,607)	(277,581)	(134,932)
Income tax provision	(5,427)	(2,981)	(1,459)

LOSS BEFORE MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(727,034)	(280,562)	(136,391)
Minority interest in net loss of consolidated subsidiaries	4,244	1,503	387
Losses from equity investees	(4,676)	(5,144)	(3,946)

NET LOSS	$(727,466)	$(284,203)	$(139,950)

Net loss per common share, basic and diluted	$(4.58)	$(2.93)	$(1.97)

Weighted average common shares outstanding, basic and diluted	158,737	97,085	71,075

See notes to consolidated financial statements

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Class A
	Common		Class B
	Stock,		Common
	Warrants and		Stock and				Accumulated
	Additional		Additional		Common		Other			Total
	Paid		Paid		Stock and		Comprehensive		Total	Comprehensive
	In Capital		In Capital		Warrants	Deferred	Income	Accumulated	Stockholders’	Income
	Shares	Amounts	Shares	Amounts	Payable	Compensation	(Loss)	Deficit	Equity	(Loss)
	(In thousands)

Balances at January 1, 2005	43,053	$218,411	18,691	$56,073	$3,354	$(2,320)	$265	$(34,413)	$241,370	$(32,777)

Net loss	—	—	—	—	—	—	—	(139,950)	(139,950)	(139,950)
Foreign currency translation adjustment	—	—	—	—	—	—	(636)	—	(636)	(636)
Unrealized loss on short-term investments	—	—	—	—	—	—	(111)	—	(111)	(111)
Common stock issued, net of costs	13,133	157,600	—	—	78	—	—	—	157,678
Warrants issued	—	59,563	—	—	2,541	—	—	—	62,104
Common stock and warrants payable	—	—	—	—	(4,305)	—	—	—	(4,305)
Deferred stock-based compensation	—	881	—	—	—	(881)	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	2,542	—	—	2,542

Balances at December 31, 2005	56,186	436,455	18,691	56,073	1,668	(659)	(482)	(174,363)	318,692	(140,697)

Net loss	—	—	—	—	—	—	—	(284,203)	(284,203)	(284,203)
Foreign currency translation adjustment	—	—	—	—	—	—	7,522	—	7,522	7,522
Unrealized loss on short-term investments	—	—	—	—	—	—	(50)	—	(50)	(50)
Common stock issued, net of costs	53,056	946,766	9,906	178,303	—	—	—	—	1,125,069
Warrants issued	—	77,261	—	—	(1,851)	—	—	—	75,410
Common stock and warrants payable	—	—	—	—	349	—	—	—	349
Deferred stock-based compensation	—	—	—	—	—	543	—	—	543
Stock-based compensation	83	14,277	—	—	—	—	—	—	14,277

Balances at December 31, 2006	109,325	1,474,759	28,597	234,376	166	(116)	6,990	(458,566)	1,257,609	(276,731)

Net loss	—	—	—	—	—	—	—	(727,466)	(727,466)	(727,466)
Foreign currency translation adjustment	—	—	—	—	—	—	17,561	—	17,561	17,561
Unrealized loss on investments	—	—	—	—	—	—	(42,238)	—	(42,238)	(42,238)
Reclassification adjustment for other-than- temporary impairment loss and realized loss on investments	—	—	—	—	—	—	35,020	—	35,020	35,020
Common stock issued from IPO, net	24,000	556,005	—	—	—	—		—	556,005
Common stock issued for spectrum	233	4,200	—	—	—	—	—	—	4,200
Warrants issued	—	17,194	—	—	(166)	—	—	—	17,028
Options and warrants exercised	1,937	4,849	—	—	—	—	—	—	4,849
Cashless option exercises and other stock transactions	39	(618)	—	—	—	—	—	—	(618)
Deferred stock-based compensation	—		—	—	—	116	—	—	116
Restricted stock compensation	33	286							286
Share-based compensation	—	41,480	—	—	—		—	—	41,480

Balances at December 31, 2007	135,567	$2,098,155	28,597	$234,376	$—	$—	$17,333	$(1,186,032)	$1,163,832	$(717,123)

See notes to consolidated financial statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(727,466)	$(284,203)	$(139,950)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for uncollectible accounts	4,915	885	368
Depreciation and amortization	84,694	40,902	11,913
Amortization of prepaid license fees	37,884	6,273	2,914
Amortization of deferred financing costs and accretion of debt discount	20,707	19,754	5,279
Deferred income taxes	5,412	2,960	1,459
Share-based compensation	42,771	14,246	2,542
Minority interest	(4,244)	(1,503)	(387)
Losses from equity investees, net	4,676	5,144	3,946
Loss on extinguishment of debt	159,193	—	—
Other-than-temporary impairment loss and realized loss on investments	35,020	—	—
Loss (gain) on other asset disposals	850	(1,915)	841
Gain on sale of equity investment	(2,213)	—	—
Gain on sale of business, net of cash	—	(19,793)	—
Changes in assets and liabilities, net of effects from acquisitions:
Prepaid spectrum license fees	(235,479)	(64,638)	(25,040)
Inventory	(914)	(1,913)	6,005
Accounts receivable	(5,387)	(686)	(4,306)
Prepaids and other assets	(17,841)	(10,687)	(4,445)
Accounts payable	11,198	389	14,027
Accrued expenses and other liabilities	64,619	61,447	35,309
Due to affiliate	(530)	184	(7,130)

Net cash used in operating activities	(522,135)	(233,154)	(96,655)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(361,861)	(191,747)	(132,724)
Payments for acquisitions of spectrum licenses and other	(222,920)	(67,665)	(24,279)
Purchases of available-for-sale investments	(1,294,484)	(1,143,079)	(368,160)
Sales or maturities of available-for-sale investments	1,760,246	575,845	350,429
Investments in equity investees	(5,293)	(2,161)	(13,737)
Issuance of notes receivable, related party	(2,000)	(4,105)	—
Restricted cash	(1,836)	(1,830)	(3,704)
Restricted investments	85,670	(30,324)	(55,346)
Business acquisitions, net of cash acquired	(7,066)	(49,576)	(27,779)
Proceeds from sale of business, net of cash	—	47,085	—
Proceeds from sale of equity investment and other assets	3,250	—	—

Net cash used in investing activities	(46,294)	(867,557)	(275,300)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock for IPO and other, net	556,005	1,030,683	139,609
Proceeds from issuance of common stock for option and warrant exercises	4,849	—	—
Proceeds from issuance of debt	1,250,000	495,350	260,346
Financing fees	(69,462)	(21,820)	(10,774)
Principal payments on long-term debt	(748,821)	—	—
Contributions from minority interests	15,000	—	—

Net cash provided by financing activities	1,007,571	1,504,213	389,181

Effect of foreign currency exchange rates on cash and cash equivalents	(420)	5,340	(636)

Net increase in cash and cash equivalents	438,722	408,842	16,590
CASH AND CASH EQUIVALENTS:
Beginning of period	438,030	29,188	12,598

End of period	$876,752	$438,030	$29,188

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Common stock and warrants issued for spectrum licenses	$21,379	$63,891	$22,137
Common stock and warrants issued for business acquisitions	15	32,013	428
Cash paid for taxes	15	21	—
Cash paid for interest	119,793	53,541	—
Notes receivable exchanged for spectrum licenses	—	—	10,000
Fixed asset purchases in accounts payable	17,449	3,327	11,044
Non-cash dividends to related party	1,465	2,384	34

See notes to consolidated financial statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

The Business

The consolidated financial statements include the accounts of Clearwire Corporation, a Delaware corporation, and its wholly-owned and majority-owned or controlled subsidiaries (collectively, the “Company” or “Clearwire”). Clearwire was formed on October 27, 2003 and is an international provider of wireless broadband services. Clearwire delivers high-speed wireless broadband services to individuals, small businesses, public safety organizations, and others in a growing number of markets through its advanced network. As of December 31, 2007, the Company offered its services in 46 markets throughout the United States and four markets internationally. Prior to August 29, 2006, Clearwire, through its wholly-owned subsidiary, NextNet Wireless, Inc. (“NextNet”), developed, manufactured, and sold equipment that enabled the deployment of broadband wireless networks. NextNet is currently the sole supplier of base station and customer premise equipment that Clearwire uses to provide its services. On August 29, 2006, Clearwire sold NextNet to Motorola, Inc. (“Motorola”). As part of the agreement with Motorola, the Company agreed to use Motorola as an exclusive supplier of certain infrastructure and subscriber equipment for a specified period of time, subject to Motorola continuing to satisfy certain requirements and other conditions. See Note 3, Significant Transactions, for additional information

On January 19, 2007, the Company’s Board of Directors approved a reverse stock split, which was approved by the Company’s stockholders on February 16, 2007. The reverse stock split became effective March 1, 2007. Upon the effectiveness of the reverse stock split, each three shares of Class A common stock were combined into one share of Class A common stock and each three shares of Class B common stock were combined into one share of Class B common stock. All share and per share amounts in the consolidated financial statements have been retroactively adjusted for all periods presented to give effect to the reverse stock split.

Business Segments

The Company complies with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”), which establishes annual and interim reporting standards for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance. Operating segments can be aggregated for segment reporting purposes so long as certain aggregation criteria are met. The Company defines the chief operating decision makers as our Chief Executive Officer, Chief Operating Officer and the Chief Financial Officer. As its business continues to mature, the Company assesses how it views and operates the business. As a result, in the fourth quarter of 2007 the Company changed how its chief operating decision makers assess the business and the Company is now organized into two reportable business segments: the United States and the International business. See Note 16, Business Segments, for additional discussion.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principles of Consolidation — The consolidated financial statements include all of the assets, liabilities and results of operations of the Company’s wholly-owned and majority-owned or controlled subsidiaries. Investments in entities that the Company does not control, but for which it has the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. All intercompany transactions are eliminated in consolidation.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making those estimates, actual results could materially differ.

Significant estimates inherent in the preparation of the accompanying financial statements include the application of purchase accounting including the valuation of acquired assets and liabilities, valuation of investments, the valuation of the Company’s common stock, the amortization period of prepaid spectrum license fees, allowance for doubtful accounts, depreciation and equity granted to third parties and employees.

Cash and Cash Equivalents — Cash and cash equivalents consist of time deposits and highly liquid short-term investments with original maturities of three months or less. Cash and cash equivalents exclude cash that is contractually restricted for operational purposes. The Company maintains cash and cash equivalent balances with financial institutions that exceed federally insured limits. The Company has not experienced any losses related to these balances, and management believes its credit risk related to these balances to be minimal.

Restricted Cash — Restricted cash is classified as a current or noncurrent asset based on its designated purpose. As of December 31, 2007, the Company had restricted cash of $12.7 million. The majority of this restricted cash related primarily to the Company’s outstanding letters of credit.

Investments — SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and Staff Accounting Bulletin (“SAB”) No. 59, Accounting for Non-current Marketable Equity Securities, provide guidance on determining when an investment is other-than-temporarily impaired. The Company classifies marketable debt and equity securities that are available for current operations as short-term available-for-sale investments, and these securities are stated at fair value. Unrealized gains and losses are recorded as a separate component of accumulated other comprehensive income (loss). Losses are recognized when a decline in fair value is determined to be other-than-temporary. Realized gains and losses are determined on the basis of the specific identification method. The Company reviews its short-term and long-term investments on an ongoing basis for indicators of other-than-temporary impairment, and this determination requires significant judgment.

The Company has an investment portfolio comprised of marketable debt and equity securities including commercial paper, corporate bonds, municipal bonds, auction rate securities and other securities. The value of these securities is subject to market volatility during the period the investments are held and until their sale or maturity. The Company recognizes realized losses when declines in the fair value of our investments below their cost basis are judged to be other-than-temporary. In determining whether a decline in fair value is other-than-temporary, the Company considers various factors including market price (when available), investment ratings, the financial condition and near-term prospects of the issuer, the length of time and the extent to which the fair value has been less than the cost basis, and the Company’s intent and ability to hold the investment until maturity or for a period of time sufficient to allow for any anticipated recovery in market value. The Company makes significant judgments in considering these factors. If it is judged that a decline in fair value is other-than-temporary, the investment is valued at the current estimated fair value and a realized loss equal to the decline is reflected in the consolidated statement of operations.

In determining fair value, the Company uses quoted prices in active markets where such prices are available, or models to estimate the fair value using various methods including the market, income and cost approaches. For investments where models are used to estimate fair value in the absence of quoted market prices, the Company often utilizes certain assumptions that market participants would use in pricing the investment, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs are readily observable, market corroborated, or unobservable Company inputs.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company estimates the fair value of securities without quoted market prices using internally generated pricing models that require various inputs and assumptions. The Company believes that its pricing models, inputs and assumptions are what market participants would use in pricing the securities. The Company maximizes the use of observable inputs to the pricing models where quoted market prices from securities and derivatives exchanges are available and reliable. The Company typically receives external valuation information for U.S. Treasuries, other U.S. Government and Agency securities, as well as certain corporate debt securities, money market funds and certificates of deposit. The Company also uses certain unobservable inputs that cannot be validated by reference to a readily observable market or exchange data and relies, to a certain extent, on management’s own assumptions about the assumptions that market participant would use in pricing the security. The Company’s internally generated pricing models may include its own data and require the Company to use its judgment in interpreting relevant market data, matters of uncertainty and matters that are inherently subjective in nature. The Company uses many factors that are necessary to estimate market values, including, interest rates, market risks, market spreads, and timing of cash flows, market liquidity, and review of underlying collateral and principal, interest and dividend payments. The use of different judgments and assumptions could result in different presentations of pricing and security prices could change significantly based on market conditions.

Restricted Investments — Restricted investments consist of U.S. government securities. At December 31, 2006 restricted investments represented securities held as collateral for the interest payments through November 15, 2007 related to the Company’s long-term debt. These securities are classified as held-to-maturity and are stated at amortized cost. Gross unrealized losses on these investments were $244,000 at December 31, 2006. There were no gross unrealized gains as of December 31, 2006. As a result of repayment of long-term debt, there is no remaining collateral requirement and no balance in restricted investments at December 31, 2007.

Fair Value of Financial Instruments — The Company has determined the estimated fair value of financial instruments using available market information and management judgment. Accordingly, these estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The carrying amounts of cash and cash equivalents, accounts and notes receivable, accounts payable, accrued expenses and due to affiliates are reasonable estimates of their fair values based on the liquidity of these financial instruments and their short-term nature. The Company does not hold or issue any financial instruments for trading purposes. See Note 10, Long-Term Debt, for the fair value of long-term debt.

Accounts Receivable — Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. The Company specifically provides allowances for customers with known disputes or collectibility issues. The remaining reserve recorded in the allowance for doubtful accounts is the Company’s best estimate of the amount of probable losses in the remaining accounts receivable based upon an evaluation of the age of receivables and historical experience. The allowance for doubtful accounts was approximately $787,000 and $753,000 as of December 31, 2007 and 2006, respectively.

Inventory — Inventory primarily consists of finished goods and is stated at the lower of cost or net realizable value. Cost is determined under the first-in, first-out inventory method. The Company records inventory write-downs for obsolete and slow-moving items based on inventory turnover trends and historical experience.

Property, Plant and Equipment — Property, plant and equipment and improvements that extend the useful life of an asset are stated at cost, net of accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The Company capitalizes costs of additions and improvements, including direct costs of constructing property, plant and equipment and interest costs related to construction. The estimated useful life of property, plant and equipment are determined based on historical usage of that or similar equipment, with consideration given to technological changes and industry trends that could impact the network architecture and asset utilization. Leasehold improvements are recorded at cost and amortized over the lesser of their estimated useful lives or the related lease term. Maintenance and repairs are expensed as incurred.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Internally Developed Software — Clearwire capitalizes costs related to computer software developed or obtained for internal use in accordance with Statement of Position (“SOP”) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Software obtained for internal use has generally been enterprise-level business and finance software customized to meet specific operational needs. Costs incurred in the application development phase are capitalized and amortized over the useful life of the software, which is generally three years. Costs recognized in the preliminary project phase and the post-implementation phase are expensed as incurred.

Intangible Assets — Intangible assets consist primarily of Federal Communications Commission (“FCC”) spectrum licenses and other intangible assets related to Clearwire’s acquisition of NextNet in March 2004, which was subsequently disposed in August 2006, and Banda Ancha S.A. (“BASA”) in December 2005 and February 2006. As further described in Note 7, Spectrum Licenses, Goodwill and Other Intangible Assets, the Company accounts for its spectrum licenses and other intangible assets in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142). In accordance with SFAS No. 142, intangible assets with indefinite useful lives are not amortized but must be assessed for impairment annually or more frequently if an event indicates that the asset might be impaired. The Company performed its annual impairment test of indefinite lived intangible assets on October 1, 2007 and concluded that there was no impairment of these intangible assets.

Goodwill — Goodwill represents the excess of the purchase price over the estimated fair value of net assets acquired from Clearwire’s acquisitions. In accordance with SFAS No. 142, the Company completes a two-step process to determine the amount of goodwill impairment. The first step involves comparison of the fair value of the reporting unit to its carrying value to determine if any impairment exists. If the fair value of the reporting unit is less than the carrying value, goodwill is considered to be impaired and the second step is performed. The second step involves comparison of the implied fair value of goodwill to its carrying value. The implied fair value of goodwill is determined by allocating fair value to the various assets and liabilities within the reporting unit in the same manner goodwill is recognized in a business combination. In calculating an impairment charge, the fair value of the impaired reporting units are estimated using a discounted cash flow valuation methodology or by reference to recent comparable transactions. In making this assessment, the Company relies on a number of factors, including operating results, business plans, economic projections, and anticipated future cash flows. There are inherent uncertainties related to these factors and judgment in applying these factors to the goodwill impairment test. The Company performed its annual impairment tests of goodwill as of October 1, 2007, and concluded that there was no impairment of goodwill.

Long-Lived Assets — Long-lived assets to be held and used, including property, plant and equipment and intangible assets with definite useful lives, are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, a loss, if any, is recognized for the difference between the fair value and carrying value of the assets. Impairment analyses, when performed, are based on the Company’s business and technology strategy, management’s views of growth rates for its business, anticipated future economic and regulatory conditions and expected technological availability. For purposes of recognition and measurement, the Company groups its long-lived assets at the lowest level for which there are identifiable cash flows which are largely independent of other assets and liabilities.

Deferred Financing Costs — Deferred financing costs consists primarily of investment banking fees, legal, accounting and printing costs associated with the issuance of the Company’s long-term debt. Deferred financing fees are amortized over the life of the corresponding debt facility. In relation to the issuances of the long-term debt discussed in Note 10, Long-Term Debt, the Company incurred $30.2 million of deferred financing costs in 2007 for its $1.25 billion senior term loan facility entered into during 2007 and an additional $39.3 million related to the repayment of its $125.0 million term loan and the retirement of its $620.7 million senior secured notes due 2010, compared to $21.8 million in 2006. For the years ended December 31, 2007 and 2006, $6.7 million and $3.9 million,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respectively of total deferred financing costs were amortized using the effective interest method and included in interest expense, net.

Interest Capitalization — The Company follows the provisions of SFAS No. 34, Capitalization of Interest Cost (“SFAS No. 34”), with respect to its FCC licenses and the related construction of its network infrastructure assets. Capitalization commences with pre-construction period administrative and technical activities, which includes obtaining leases, zoning approvals and building permits, and ceases when the construction is substantially complete and available for use (generally when a market is launched). Interest is capitalized on property, plant and equipment, improvements under construction, and FCC spectrum licenses accounted for as intangible assets with indefinite useful lives. Interest capitalization is based on rates applicable to borrowings outstanding during the period and the weighted average balance of qualified assets under construction during the period. Capitalized interest is reported as a cost of the network assets and amortized over the useful life of those assets.

Comprehensive Loss — Comprehensive loss consists of two components, net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under generally accepted accounting principles are recorded as an element of stockholders’ equity but are excluded from net loss. The Company’s other comprehensive income (loss) is comprised of foreign currency translation adjustments from its subsidiaries not using the U.S. dollar as their functional currency and unrealized gains and losses on marketable securities categorized as available-for-sale.

Income Taxes — The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes, which requires that deferred income taxes be determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities using the tax rates expected to be in effect when the temporary differences reverse. Valuation allowances, if any, are recorded to reduce deferred tax assets to the amount considered more likely than not to be realized. We also apply FASB Interpretation Number 48 (“FIN 48”) which prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements.

Revenue Recognition — The Company primarily earns service revenue by providing access to its high-speed wireless network. Also included in service revenue are equipment rentals and optional services, including personal and business email and static Internet Protocol. Service revenue from customers are billed in advance and recognized ratably over the service period. Revenues associated with the shipment of customer premise equipment (“CPE”) and other equipment to customers are recognized when title and risk of loss transferred to the customer. Shipping and handling costs billed to customers are recorded to service revenue.

The Company recognizes revenues in accordance with SAB 104, Revenue Recognition, and Emerging Issues Task Force (“EITF”) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 addresses how to account for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. Revenue arrangements with multiple deliverables are required to be divided into separate units of accounting based on the deliverables relative fair value if the deliverables in the arrangement meet certain criteria. Activation fees charged to the customer are deferred and recognized as service revenues on a straight-line basis over the average expected life of the customer relationship of 3.5 years.

Revenue is deferred for any undelivered elements and revenue is recognized when the product is delivered or over the period in which the service is performed. If the Company cannot objectively determine the fair value of any undelivered element included in the bundled product and software maintenance arrangements, revenue is deferred until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

Through August 2006, the Company earned equipment revenue primarily from sales of CPE and related infrastructure, system services and software maintenance contracts by the Company’s formerly wholly-owned subsidiary, NextNet (See Note 3, Significant Transactions). In arrangements that included multiple elements,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

including software, such as the sale of a NextNet base station with a software maintenance contract, the Company applied the accounting guidance in accordance with SOP No. 97-2, Software Revenue Recognition. Revenue was allocated to each element of the transaction based upon its fair value as determined by vendor specific objective evidence (“VSOE”). VSOE of fair value for all elements of an arrangement was based upon the normal pricing and discounting practices for those products and services when sold separately.

Software maintenance services included technical support and the right to receive unspecified upgrades and enhancements on a when-and-if available basis. Fees for software maintenance services were typically billed annually in advance of performance of the services with provisions for subsequent annual renewals. The related revenues were deferred and recognized ratably over the respective maintenance terms, which typically were one to two years.

Product Warranty — NextNet, a wholly-owned subsidiary until sold in August 2006, sold base station equipment and CPE to third parties. NextNet generally warranted new technology equipment sold to the purchaser to be free from defects in material and workmanship for two years for system infrastructure and one year for CPE. A warranty provision was made for estimated product repair at the time of the sale based upon the Company’s historical trends. In connection with the sale of NextNet to Motorola, the Company retained responsibility for a portion of the warranty costs on equipment sold during the period that NextNet was a wholly-owned subsidiary of the Company, and therefore, maintained a liability related to this obligation through August 2007. Information about warranty cost and warranty liability is as follows (in thousands):

Balance — January 1, 2006	$234
Provision	1,636
Costs incurred	(522)
Liability transferred upon sale of NextNet	(338)

Balance — December 31, 2006	1,010
Provision	—
Costs incurred	(408)
Write-off of remaining liability transferred upon sale of NextNet	(602)

Balance — December 31, 2007	$—

Advertising Costs — Advertising costs are expensed as incurred. Advertising expense was $49.2 million, $38.4 million and $13.8 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Research and Development — Research and development costs are expensed as incurred.

Net Loss per Share — The Company calculates net loss per share in accordance with SFAS No. 128, Earnings Per Share (“SFAS No. 128”).  Under the provisions of SFAS No. 128, basic net loss per common share is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing income or loss available to common stockholders by the weighted-average number of common and dilutive common stock equivalents outstanding during the period. Common stock equivalents typically consist of the common stock issuable upon the exercise of outstanding stock options, warrants and restricted stock using the treasury stock method. The effects of potentially dilutive common stock equivalents are excluded from the calculation of diluted loss per share if their effect is antidilutive.

Accounting Change:  Share-Based Compensation — On January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), which requires the measurement and recognition of compensation expense for all share-based awards made to employees and directors based on estimated fair values.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As the Company was considered a nonpublic entity at the date of adoption and used the minimum value method for pro forma disclosures under SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), the Company is required to apply the prospective transition method and has estimated the fair value of options granted on or after January 1, 2006 using the Black-Scholes option pricing model. The Company has applied the provisions of SFAS No. 123(R) to employee stock options granted, modified, repurchased, cancelled or settled on or after January 1, 2006. The estimate of compensation expense requires complex and subjective assumptions, including the Company’s stock price volatility, employee exercise patterns (expected life of the options), future forfeitures, and related tax effects.

Prior to the adoption of SFAS No. 123(R), the Company accounted for share-based compensation expense in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and related Interpretations, as permitted by SFAS No. 123.

Total share-based compensation expense recorded during the year ended December 31, 2007 was $42.8 million compared to $14.2 million during December 31, 2006. Of these amounts, $42.7 million and $12.5 million for the years ended December 31, 2007 and 2006, respectively, related to option grants recorded under SFAS No. 123(R) and $113,000 and $1.7 million under APB No. 25 for grants before January 1, 2006 for which the requisite service was not fully satisfied as of January 1, 2006.

Operating Leases — The Company has operating leases for certain facilities, equipment and spectrum licenses for use in its operations. Certain of the Company’s spectrum licenses are leased from third-party holders of Educational Broadband Service (“EBS”) spectrum licenses granted by the Federal Communications Commission (“FCC”). EBS licenses authorize the provision of certain communications services on the EBS channels in certain markets throughout the United States. The Company accounts for these spectrum leases as executory contracts which are similar to operating leases. Leases that are pending FCC approval are not amortized until final approval is received and are included in prepaid spectrum license fees in the accompanying consolidated balance sheets. The Company accounts for its leases in accordance with SFAS No. 13, Accounting for Leases, and Financial Accounting Standards Board (“FASB”) Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases (as amended). For leases containing scheduled rent escalation clauses the Company records minimum rental payments on a straight-line basis over the terms of the leases, including the renewal periods as appropriate. For leases containing tenant improvement allowances and rent incentives, the Company records deferred rent, which is a liability, and that deferred rent is amortized over the term of the lease, including the renewal periods as appropriate, as a reduction to rent expense.

Foreign Currency — The Company’s international subsidiaries generally use their local currency as their functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded as a separate component of accumulated other comprehensive (loss) income. Income and expense accounts are translated at the average monthly exchange rates. The effects of changes in exchange rates between the designated functional currency and the currency in which a transaction is denominated are recorded as foreign currency transaction gains (losses) and recorded in the consolidated statement of operations.

Concentration of Risk — The Company believes that the geographic diversity of its customer base and retail nature of its product minimizes the risk of incurring material losses due to concentrations of credit risk.

NextNet, the Company’s previously wholly-owned subsidiary, purchased by Motorola on August 29, 2006, is currently the sole supplier of the base stations and CPE the Company uses to provide services to its customers. If NextNet is unable to continue to develop or provide the equipment on a timely cost-effective basis, the Company may not be able to adequately service existing customers or add new customers and offer competitive pricing.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements

SFAS No. 141(R) — In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). In SFAS No. 141(R), the FASB retained the fundamental requirements of SFAS No. 141 to account for all business combinations using the acquisition method (formerly the purchase method) and for an acquiring entity to be identified in all business combinations. However, the new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires transaction costs to be expensed as incurred; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) is effective for annual periods beginning on or after December 15, 2008. Accordingly, any business combinations will be recorded and disclosed following existing GAAP until January 1, 2009. The Company expects that SFAS No. 141(R) will have an impact on its consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions consummated after the effective date.

SFAS No. 160 — In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”). SFAS No. 160 amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, and requires all entities to report noncontrolling (minority) interests in subsidiaries within equity in the consolidated financial statements, but separate from the parent shareholders’ equity. SFAS No. 160 also requires any acquisitions or dispositions of noncontrolling interests that do not result in a change of control to be accounted for as equity transactions. Further, SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS No. 160 is effective for annual periods beginning on or after December 15, 2008. The Company is currently evaluating whether the adoption of SFAS No. 160 will have a material impact on its consolidated financial statements.

SFAS No. 159 — In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose, at specified election dates, to measure eligible items at fair value (“fair value option”) and to report in earnings unrealized gains and losses on those items for which the fair value option has been elected. SFAS No. 159 also requires entities to display the fair value of those assets and liabilities on the face of the balance sheet. SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company does not believe the adoption of this pronouncement will have a material impact on its consolidated financial statements.

SFAS No. 157 — In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the effective date of SFAS No. 157 was delayed for one year by Final FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company is currently evaluating the impact of this pronouncement on its financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Significant Transactions

Acquisitions

During the year ended December 31, 2007, the Company acquired 100% of the interests of RiverCity Software Solutions, LLC and RiverCity IntraISP, LLC from RiverCity Internet Group, for an aggregate purchase price of $7.6 million, net of cash acquired of $361,000, comprised of $7.4 million in cash, of which $500,000 is remaining to be paid, and $178,000 of transaction related costs. RiverCity Software Solutions, LLC and RiverCity IntraISP, LLC specialize in providing billing, online support services and customer relationship management software solutions to the communications and services industry.

For the year ended December 31, 2006, the Company purchased various companies through both asset and share purchase agreements. The total aggregate purchase price was approximately $81.6 million comprised of $49.1 million in cash, common stock valued at $32.0 million and $520,000 of transaction related costs. The assets purchased were primarily spectrum licenses and other minor assets and liabilities and included the assumption of spectrum and tower lease agreements.

Purchase transactions are subject to purchase price allocation adjustments due to contingency resolution and final determination of fair values for up to one year after close. Although the total amount ultimately settled and paid could change, the Company does not believe that any change would be material to its consolidated financial statements or results of operations. The Company accounts for its acquisitions using the purchase method in accordance with SFAS No. 141, Business Combinations. Pro-forma information is not included for acquisitions completed in 2007 and 2006 as they were not material to the consolidated financial statements of the Company.

The total aggregate consideration and purchase price allocation for all of the Company’s acquisitions, for the years ended December 31, 2007 and 2006, are as follows (in thousands):

	Year Ended December 31,
	2007	2006

Purchase Consideration
Cash paid, net of cash acquired	$6,888	$49,056
Common stock and warrants issued and payable	—	32,013
Purchase price payable	500	—
Transaction-related costs	178	520

	$7,566	$81,589

Purchase Price Allocation
Current and noncurrent assets	$323	$6,078
Prepaid spectrum license fees	—	19,288
Spectrum and intangible assets	8,300	47,395
Goodwill	1,158	20,723
Current and other long-term liabilities	(2,215)	(11,895)

Net assets acquired	$7,566	$81,589

Dispositions

NextNet — On June 30, 2006 Clearwire and Motorola executed a Stock Purchase Agreement in which Motorola agreed to purchase 100% of the outstanding NextNet stock for a purchase price of $50.0 million in cash. The sale of NextNet resulted in a gain of $19.8 million, comprised of aggregate proceeds from the sale of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$47.1 million less the book value of net assets sold of $26.1 million and transaction related costs of $1.2 million, which consists of legal fees and employee related termination costs. The transaction closed on August 29, 2006.

The carrying value of the assets and liabilities sold during 2006 are as follows (in thousands):

Inventory	$8,895
Property, plant and equipment	4,620
Other current and long-term assets	8,387
Intangible assets	5,211
Goodwill	9,352

Total assets	36,465

Current liabilities	9,888
Other long-term liabilities	490

Total liabilities	10,378

Net assets disposed	$26,087

In connection with the sale of NextNet, Clearwire and Motorola also entered into agreements for the purchase of certain infrastructure and supply inventory from NextNet (“Supply Agreement”). These agreements cover a number of topics, including, but not limited to, certain technology development projects and future Clearwire purchase commitments and a maximum Motorola pricing schedule for network equipment from NextNet. The aggregate price paid by Clearwire in any calendar year will be no less favorable than the aggregate price paid by other customers contemporaneously buying similar or lesser aggregate purchases. Clearwire is committed to purchase no less than $150.0 million of equipment products from Motorola in the first two years after the effective date of the Supply Agreement. Clearwire is also committed to purchase no less than 25.0% of its Worldwide Interoperability for Microwave Access (“WiMAX”) subscriber handsets from Motorola as long as the capabilities and costs of the handsets (and the availability of such handsets) are equal for a given product in similar quantities or service offered by Motorola and another supplier or suppliers. These commitments are effective for an initial term of eight years and will be automatically renewed for consecutive one year terms unless either party notifies the other party in writing of its intent to terminate the agreements at least one hundred and twenty days prior to the expiration of the initial term or any renewal thereof. Clearwire has also committed to use Motorola as its 100.0% exclusive supplier for specified Wireless Broad Band Infrastructure products until the fifth anniversary date of the agreement. After the fifth anniversary date the commitment is reduced to 51.0% until the term ends on August 29, 2014. For the period from the effective date of the agreement of August 29, 2006, through December 31, 2007, total purchases from Motorola under these agreements were $98.4 million. The remaining commitment was $51.6 million at December 31, 2007.

Due to Clearwire’s continuing involvement in NextNet through the various agreements described above, the sale of NextNet was not classified as discontinued operations in the financial statements as it did not meet the discontinued operations criteria specified in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and EITF Issue No. 03-13, Applying the Conditions in Paragraph 42 of SFAS No. 144 in Determining whether to report Discontinued Operations.

Financing

In an effort to simply its capital structure, access incremental borrowing availability, and extend debt maturities, on July 3, 2007, the Company entered into a senior term loan facility providing for loans of up to $1.0 billion. The Company borrowed $379.3 million under the senior term loan facility on the date of closing and repaid obligations under its existing $125.0 million term loan and fees and costs attributable to the senior term loan facility. The remainder is being used for capital expenditures, working capital and general corporate purposes. On

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 15, 2007, the Company borrowed the remaining amount of approximately $620.7 million under the senior term loan facility, and fully retired the senior secured notes, originally due 2010, for a price of 102.5% of the aggregate principal amount outstanding of approximately $620.7 million plus accrued and unpaid interest to the date of redemption and the remaining portion of the interest escrow. The $1.0 billion senior secured term loan facility provides for quarterly amortization payments aggregating an annual amount equal to 1.00% of the original principal amount of the term loans prior to the maturity date, with the remaining balance due on July 3, 2012. In general, borrowings under the senior term loan facility bear interest based, at the Company’s option, at either the Eurodollar rate or an alternate base rate, in each case plus a margin. The rate of interest for borrowings under the new senior term loan facility is the Eurodollar rate plus 6.00% or the alternate base rate plus 5.00%, with interest payable quarterly with respect to alternate base rate loans, and with respect to Eurodollar loans, interest is payable in arrears at the end of each applicable period, but at least every three months. The weighted average rate under this facility was 11.06% at December 31, 2007. See Note 10, Long-Term Debt, for additional discussion.

On November 2, 2007, the Company entered into an Incremental Facility Amendment (the “Amendment”) with Morgan Stanley Senior Funding, Inc, as administrative agent, term lender and co-lead arranger, Wachovia Bank N.A. as term lender, and Wachovia Capital Markets, LLC, as co-lead arranger, which amended the Credit Agreement dated July 3, 2007 (the “Credit Agreement”) to provide an additional $250.0 million in term loans. This additional funding, which closed on the same date, increases the size of the Company’s senior secured term loan facility to $1.25 billion. The Company will use the additional proceeds to further support its expansion plans and for general corporate purposes. The material terms of the incremental term loans are the same as the terms of the loans under the original senior secured term loan facility.

In connection with the repayment of the $125.0 million term loan and the retirement of the $620.7 million senior secured notes due 2010, the Company recorded a $159.2 million loss on extinguishment of debt, which was primarily due to the write-off of the unamortized portion of the proceeds allocated to the warrants originally issued in connection with the senior secured notes and the related deferred financing costs. In connection with the $1.0 billion senior term loan facility, the Company recorded deferred financing cost of $27.7 million which is being amortized over the five year term of the loan. In connection with the Amendment, the Company recorded additional deferred financing costs of $2.5 million which are being amortized over the remaining term of the loan.

The senior term loan facility contains financial, affirmative and negative covenants that the Company believes are usual and customary for a senior secured credit agreement. The negative covenants in the new senior secured term loan facility include, among other things, limitations (each of which shall be subject to standard and customary and other exceptions for financings of this type) on its ability to: declare dividends and make other distributions, redeem or repurchase its capital stock, prepay, redeem or repurchase certain subordinated indebtedness, make loans or investments (including acquisitions), incur additional indebtedness, grant liens, enter into sale-leaseback transactions, modify the terms of subordinated debt or certain other material agreements, change its fiscal year, restrict dividends from our subsidiaries or restrict liens, enter into new lines of business, recapitalize, merge, consolidate or enter into certain acquisitions, sell our assets, and enter into transactions with its affiliates.

Other Agreements

BellSouth — On May 29, 2007, the Company closed an agreement with BellSouth Corporation to acquire for an aggregate price of $300.0 million all interests in SFT Spectrum, LLC and BWC Spectrum, LLC, which collectively held all of AT&T Inc.’s leases and licenses for 2.5 GHz spectrum. These entities were wholly-owned subsidiaries of BellSouth Corporation, which is wholly-owned by AT&T, Inc. as a result of a merger that closed in December 2006. Based on the terms of the agreement, the acquisition was treated as a purchase of assets under EITF Issue No. 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business. The Company finalized the allocation estimates during the third quarter and recorded $196.8 million as purchased spectrum rights and $103.2 million as leased spectrum based on the fair values of the owned and leased spectrum.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subscription Agreement — Clearwire and Motorola signed a Subscription Agreement on June 30, 2006, under which Motorola agreed to purchase 16,666,666 shares of Clearwire’s Class A common stock at $18.00 per share for a purchase price of $300.0 million. The agreement with Motorola includes certain limited anti-dilution features. The transaction closed on August 29, 2006.

Common Stock Purchase Agreement — Clearwire and Intel Capital Corporation (“Intel Capital”), a Delaware corporation and wholly owned subsidiary of Intel Corporation (“Intel”), signed a Common Stock Purchase Agreement on June 28, 2006, under which Intel Capital agreed to purchase a total of 33,333,333 shares of Clearwire’s Class A and Class B common stock, 23,427,601 shares and 9,905,732 shares, respectively, at $18.00 per share for a total purchase price of $600.0 million. The agreement includes certain limited anti-dilution features which would terminate upon the closing of the Company’s initial public offering. The transaction closed on August 29, 2006.

Concurrently with the Common Stock Purchase Agreement, Clearwire and Intel entered into a mobile WiMAX network Collaboration Agreement (“Collaboration Agreement”). Under the Collaboration Agreement, Clearwire agreed to use commercially reasonable efforts to develop and deploy a mobile WiMAX network in the United States, and Intel agreed to use commercially reasonable efforts to cause certain WiMAX capable end user devices to be compatible for use on Clearwire’s network.

Preemptive Rights Exercises — In August 2006, in connection with the exercise of preemptive rights triggered by the sale of common stock to Intel and Motorola described above, Clearwire entered into subscription agreements with the holders of its outstanding stock of the sale of an aggregate of 8,603,116 shares of Clearwire’s Class A Common Stock at $18.00 per share for an aggregate purchase price of $154.9 million. The agreements include certain limited anti-dilution features. The transactions closed in August and October of 2006.

Agreements with Bell Canada — In March 2005, Bell Canada (“Bell”), a Canadian telecommunications company which is a subsidiary of BCE Inc. (“BCE”), purchased 8,333,333 shares of Clearwire’s Class A common stock for $100.0 million. At the time of Bell’s investment in Clearwire, Bell, Clearwire and Eagle River Holdings, LLC (“ERH”) also entered into a separate agreement and Bell and BCE Nexxia Corporation (“BCE Nexxia”), an affiliate of Bell, entered into a Master Supply Agreement (“Master Supply Agreement”) dated March 16, 2005 with Clearwire.

Under the Master Supply Agreement, Bell and BCE Nexxia provide or arrange for the provision of hardware, software, procurement services, management services and other components necessary for Clearwire to provide Voice over Internet Protocol (“VoIP”) services to their subscribers in the United States and provide day-to-day management and operation of the components and services necessary for Clearwire to provide these VoIP services. Clearwire has agreed to use Bell Canada and BCE Nexxia exclusively to provide such service unless such agreement violates the rights of third parties under its existing agreements. Bell and BCE Nexxia are Clearwire’s and its affiliates’ preferred providers of these services and applications in markets beyond the United States, to the extent permitted under its existing agreements. In addition to these services, the Master Supply Agreement grants Bell and BCE Nexxia certain rights with respect to future service offerings by Clearwire and its affiliates. Under the Master Supply Agreement, BCE Nexxia and Bell will be compensated by Clearwire either in shares of Clearwire’s Class A common stock or cash. Total fees paid for new subscribers under the Master Supply Agreement were $112,000, $0 and $0 for the years ended December 31, 2007, 2006 and 2005, respectively. Amounts paid for supplies, equipment and other services purchased through Bell Canada or BCE were $6.0 million, $7.5 million and $15.4 million for the years ended December 31, 2007, 2006 and 2005, respectively. The Master Supply Agreement can be terminated for convenience on twelve months notice by either party at any time beginning on or after October 1, 2007. On October 29, 2007, the Company delivered a notice of termination of the Master Supply Agreement to BCE Nexxia and the agreement should terminate on October 29, 2008, unless it is extended by the parties.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2004, the Company entered into two agreements with ITFS Spectrum Advisors, LLC (“ISA”) and ITFS Spectrum Consultants LLS (“ISC”). The agreements provided for payment to ISA and ISC in the form of warrants to purchase additional shares of Class A common stock in exchange for ISA and ISC providing opportunities for Clearwire to purchase or lease additional spectrum. Each of the agreements specifies a maximum consideration available under the agreement and, in 2005, the maximum consideration under the agreement with ISA was reached.

For the years ended December 31, 2007 and 2006, ISC earned approximately $181,000 and $400,000, respectively. During 2007 and 2006, $181,000 and $65,000 was paid in cash, respectively, and warrants to purchase 7,138 and 18,973 shares of Class A common stock, valued at $116,000 and $196,000, were issued, respectively. The maximum consideration under the agreement with ISC was reached in 2007. As of December 31, 2007, there was no payable remaining related to these agreements.

4.	Investments in Equity Investees

The Company’s ownership interests in equity investees, accounted for under the equity method, are as follows:

	December 31,
	2007	2006	2005

Danske Telecom A/S (“Danske”)	38.2%	38.2%	38.2%
MVS Net S.A. de C.V. (“MVS Net”)	29.2%	26.7%	26.7%

Denmark — Danske, a public limited company in Denmark is a telecommunications services provider holding spectrum licenses covering most of the major markets in Denmark. Danske offers wireless broadband Internet services to consumers and businesses in multiple markets in Denmark over a network deploying NextNet equipment. Clearwire acquired an equity interest in Danske in 2005 and has invested a total of $12.2 million through December 31, 2007. Revenues and related cost of goods and services sold to Danske by NextNet through August 29, 2006 have been eliminated. Clearwire’s investment in Danske has been reduced by $6.1 million for its proportionate share of losses since inception, of which approximately $2.6 million, $3.3 million and $288,000 was incurred during the years ended December 31, 2007, 2006 and 2005, respectively. Total assets and total liabilities of Danske at December 31, 2007 were $27.5 million and $20.4 million. Total assets and total liabilities of Danske at December 31, 2006 were $36.8 million and $19.0 million.

Mexico — MVS Net, S.A. de C.V. (“MVS Net”) is a Mexican telecommunications company in which Clearwire acquired an equity interest in 2004 and has invested a total of $30.3 million through December 31, 2007. Revenues and related costs of goods and services sold to MVS Net by NextNet through August 29, 2006 have been eliminated. Clearwire’s investment in MVS Net has been reduced by $8.7 million for its proportionate share of losses since inception, of which approximately $2.2 million, $1.9 million, and $3.7 million was incurred during the years ended December 31, 2007, 2006 and 2005, respectively. Total assets and total liabilities of MVS Net at December 31, 2007 were $25.2 million and $16.7 million. Total assets and total liabilities of MVS Net at December 31, 2006 were $28.1 million and $16.7 million.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Investments

Investments as of December 31, 2007 and 2006 consist of the following (in thousands):

	December 31, 2007				December 31, 2006
	Gross Unrealized				Gross Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value

Short-term
Commercial paper	$7,500	$—	$—	$7,500	$90,232	$—	$—	$90,232
Corporate bonds	7,970	15	—	7,985	226,316	15	(85)	226,246
US Government and Agency Issues	51,544	3	(20)	51,527	64,270	21	(26)	64,265
Municipal bonds	—	—	—	—	91,975	—	—	91,975
Auction rate securities	—	—	—	—	116,575	—	—	116,575
Other securities	—	—	—	—	74,351	—	—	74,351

Total	$67,014	$18	$(20)	$67,012	$663,719	$36	$(111)	$663,644

Long-term
Auction rate securities	95,922	—	(7,290)	88,632	—	—	—	—

Total	$95,922	$—	$(7,290)	$88,632	$—	$—	$—	$—

Marketable debt and equity securities that are available for current operations are classified as short-term available-for-sale investments, and are stated at fair value. Auction rate securities without readily determinable market values are classified as long-term available-for-sale investments and are stated at fair value. Unrealized gains and losses are recorded as a separate component of accumulated other comprehensive income (loss). Realized losses are recognized when a decline in fair value is determined to be other-than-temporary. Realized gains and losses are determined on the basis of the specific identification method. Gross realized losses were $5.8 million for 2007, and there were no significant realized losses in 2006 or 2005. There were no significant gains in 2007, 2006, or 2005.

The cost and fair value of investments at December 31, 2007, by contractual years-to-maturity, are presented below (in thousands):

	Cost	Fair Value

Due within one year	$67,014	$67,012
Due ten years or greater	41,280	33,990
No contractual maturites	54,642	54,642

Total	$162,936	$155,644

The following table summarizes investments that have unrealized losses as of December 31, 2007 (in thousands):

	Less Than		Greater Than
	12 Months		12 Months		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

US Government and Agency Issues	$49,328	$(20)	$—	$—	$49,328	$(20)
Auction rate securities	29,160	(7,290)	—	—	29,160	(7,290)

	$78,488	$(7,310)	$—	$—	$78,488	$(7,310)

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2007, the Company held available for sale short-term and long-term investments with a total fair value of $155.6 million and a cost of $162.9 million. During the year ended December 31, 2007, the Company incurred other-than-temporary impairment losses and realized losses of $35.0 million related to a decline in the estimated fair values of a number of short-term and long-term investment securities. Included in the Company’s investments were auction rate securities with a fair value of $88.6 million and a cost of $95.9 million. Auction rate securities are variable rate debt instruments whose interest rates are reset approximately every 30 or 90 days through an auction process. The auction rate securities are classified as available for sale and are recorded at fair value.

Beginning in August 2007, the auctions failed to attract buyers and sell orders could not be filled. Due to current market conditions, the Company is unable to estimate when the auctions will resume. When an auction fails, the security resets to a maximum rate as determined in the security documents. These rates vary from LIBOR + 84 basis points to LIBOR + 100 basis points. While the Company continues to earn interest on these investments at the maximum contractual rate, until the auctions resume, the investments are not liquid and it may not have access to these funds until a future auction on these investments is successful. At December 31, 2007, the estimated fair value of these auction rate securities no longer approximates cost and the Company recorded other-than-temporary impairment losses and realized losses on its auction rate securities of $32.3 million for the year ended December 31, 2007. For certain other auction rate securities, the Company recorded an unrealized loss of $7.3 million in other comprehensive income reflecting the decline in the estimated fair value of these securities. The Company considers these declines in fair value to be temporary given its consideration of the collateral underlying these securities and its conclusion that the declines are related to changes in interest rates rather than any credit concerns related to the underlying assets. Additionally, the Company has the intent and ability to hold the investments until maturity or for a period of time sufficient to allow for any anticipated recovery in market value.

In addition to the above mentioned securities, the Company holds one commercial paper security issued by a structured investment vehicle that was placed in receivership in September 2007 for which an insolvency event was declared by the receiver in October 2007. The Issuer invests in residential and commercial mortgages and other structured credits including sub-prime mortgages. At December 31, 2007, the estimated fair value of this security was $7.5 million based on the Company’s internally generated pricing models. During 2007 the Company recognized losses of $2.5 million related to this commercial paper security. A restructuring plan for this security is expected by mid 2008.

The Company estimated the fair value of these securities using internally generated pricing models that require various inputs and assumptions and the Company also uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the investment, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs are readily observable, market corroborated, or unobservable. The Company maximizes the use of observable inputs to the pricing models where quoted market prices from securities and derivatives exchanges are available and reliable. The Company typically receives external valuation information for U.S. Treasuries, other U.S. Government and Agency securities, as well as certain corporate debt securities, money market funds and certificates of deposit. The Company also uses certain unobservable inputs that cannot be validated by reference to a readily observable market or exchange data and relies, to a certain extent, on management’s own assumptions about the assumptions that market participant would use in pricing the security. In these instances, fair value is determined by analysis of historical and forecasted cash flows, default probabilities and recovery rates, time value of money and discount rates considered appropriate given the level of risk in the security and associated investor yield requirements. Extrapolation or other methods are applied to observable market or other data to estimate assumptions that are not observable. The internally derived values are compared to values received from brokers for reasonableness. The Company’s internally generated pricing models may include its own data and require us to use judgment in interpreting relevant market data, matters of uncertainty and matters that are inherently subjective in nature. The use of different judgments and assumptions could result in different presentations of pricing and security prices could change significantly based on market conditions.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s investments in auction rate securities represent interests in collateralized debt obligations supported by preferred equity securities of small to medium sized insurance companies and financial institutions and asset backed capital commitment securities supported by high grade, short term commercial paper and a put option from a monoline insurance company. These auction rate securities were rated AAA/Aaa or AA/Aa by Standard & Poors and Moody’s rating services at the time of purchase and their ratings have not changed as of December 31, 2007. With regards to the asset backed capital commitment securities, both rating agencies have placed the issuer’s ratings under review for possible downgrade.

As issuers and counterparties to the Company’s investments announce financial results in the coming quarters, it is possible that the Company may record additional losses and realize losses that are currently unrealized. The Company will continue to monitor its investments for substantive changes in relevant market conditions, substantive changes in the financial condition and performance of the investments’ issuers and other substantive changes in these investments.

The stated maturity of these securities is longer than 10 years; however, because we considered them to be highly liquid and available for operations, our convention was to use the next auction date, which occurs every 30 to 90 days, as the effective maturity date and these securities were recorded as short-term investments. Current market conditions do not allow the Company to estimate when the auctions for its auction rate securities will resume. As a result, during 2007 the Company reclassified its auction rate securities from short-term investments to long-term investments.

6.	Property, Plant and Equipment

Property, plant and equipment as of December 31, 2007 and 2006 consisted of the following (in thousands):

	December 31,
	2007	2006

Network and base station equipment	$305,635	$161,875
Customer premise equipment	89,120	47,700
Furniture, fixtures and equipment	55,548	20,546
Leasehold improvements	13,488	8,340
Construction in progress	233,120	112,669

	696,911	351,130
Less: accumulated depreciation	(124,582)	(48,332)

	$572,329	$302,798

The Company follows the provisions of SFAS No. 34 with respect to its owned FCC licenses and the related construction of its network infrastructure assets. Capitalization commences with pre-construction period administrative and technical activities, which includes obtaining leases, zoning approvals and building permits, and ceases when the construction is substantially complete and available for use generally when a market is launched.

Interest capitalized for the years ended December 31, 2007 and 2006 was $29.0 million and $16.6 million, respectively. Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $80.3 million, $38.5 million and $10.9 million, respectively.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Spectrum Licenses, Goodwill, and Other Intangible Assets

Spectrum licenses, goodwill, and other intangible assets as of December 31, 2007 and 2006 consisted of the following (in thousands):

	December 31, 2007				December 31, 2006
		Gross			Gross
	Weighted	Carrying	Accumulated	Net Carrying	Carrying	Accumulated	Net Carrying
	Average Life	Value	Amortization	Value	Value	Amortization	Value

Goodwill	Indefinite	$35,666	$—	$35,666	$30,908	$—	$30,908

Indefinite-lived intangibles:
Spectrum licenses	Indefinite	397,972	—	397,972	157,260	—	157,260
Trade names and trademarks	Indefinite	120	—	120	34	—	34

Total indefinite-lived intangibles		398,092	—	398,092	157,294	—	157,294

Definite-lived intangibles:
Existing technology	5 years	3,713	(371)	3,342	—	—	—
Customer relationships	5 years	5,169	(691)	4,478	335	(74)	261
Patents and other	12 years	1,466	(396)	1,070	1,427	(193)	1,234
Spectrum licenses	16 years	78,125	(5,194)	72,931	65,814	(1,797)	64,017
Noncompete agreements	3 years	250	(160)	90	250	(76)	174

Total definite-lived intangibles		88,723	(6,812)	81,911	67,826	(2,140)	65,686

Total spectrum and intangibles		$486,815	$(6,812)	$480,003	$225,120	$(2,140)	$222,980

The changes in the carrying value of goodwill for the years ended December 31, 2007 and 2006 is as follows (in thousands):

January 1, 2006	$16,623
Goodwill acquired during the period including effects of foreign
currency translation of $2.9 million	23,637
Goodwill related to business dispositions	(9,352)

December 31, 2006	30,908
Goodwill acquired during the period including effects of foreign
currency translation of $3.6 million	4,758

December 31, 2007	$35,666

Based on the identified intangible assets recorded as of December 31, 2007, future amortization of intangible assets, not including spectrum leases pending FCC approval, is expected to be as follows (in thousands):

2008	$5,721
2009	6,846
2010	6,757
2011	6,709
2012	5,859
Thereafter	50,019

Total	$81,911

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, impairments, changes in useful lives and other relevant factors.

For the years ended December 31, 2007, 2006 and 2005, the Company recorded amortization of $4.4 million, $2.5 million and $964,000, respectively, on spectrum licenses and other intangibles.

Purchased Spectrum Rights and other intangibles — Spectrum licenses, which are issued on both a site-specific and a wide-area basis, authorize wireless carriers to use radio frequency spectrum to provide service to certain geographical areas in the United States and internationally. These licenses are generally acquired by the Company either directly from the governmental authority in the applicable country, which in the United States is the Federal Communications Commission (“FCC”), or through a business combination or an asset purchase, and are considered indefinite-lived intangible assets, except for the licenses acquired in Poland, Spain, Germany and Romania which are considered definite-lived intangible assets due to limited license renewal history within these countries.

During the year ended December 31, 2007, the Company paid consideration of $226.7 million relating to purchased spectrum rights, which was comprised of $222.5 million in cash and $4.2 million in the form of warrants and common stock. Of this cash paid during December 31, 2007, $196.8 million related to the purchased spectrum rights acquired from BellSouth Corporation (see Note 3, Significant Transactions, for additional information regarding BellSouth). Also, during the year ended December 31, 2007, the Company acquired intangibles related to acquisitions of $8.3 million, of which $4.6 million was allocated to customer relationships and $3.7 million was allocated to existing technology, and paid an additional $373,000 in cash relating to other intangible assets, primarily customer relationships.

During the year ended December 31, 2006 the Company paid consideration of $88.5 million, comprised of $88.2 million in cash and $300,000 in the form of warrants and common stock, to purchase spectrum rights.

Prepaid Spectrum License Fees - The Company also leases spectrum from third parties who hold the spectrum licenses. These leases are accounted for as executory contracts, which are treated like operating leases. Consideration paid to third-party holders of these leased licenses at the inception of a lease agreement is accounted for as prepaid spectrum license fees and is expensed over the term of the lease agreement, including renewal terms, as applicable. Future commitments under these leases are disclosed in Note 11.

During the year ended December 31, 2007, consideration paid relating to prepaid spectrum license fees was $256.5 million, which was comprised of $239.4 million in cash and $17.1 million in the form of warrants and common stock. Cash paid related to the purchase of leased spectrum from BellSouth was $103.2 million. In addition, during 2007, the Company received $6.0 million in cash relating to the sale of spectrum licenses.

During the year ended December 31, 2006, cash consideration paid relating to prepaid spectrum license fees was $148.7 million, comprised of $85.0 million in cash and $63.7 million in the value of warrants and common stock.

For the years ended December 31, 2007, 2006, and 2005, the Company recorded amortization of $37.9 million, $6.3 million and $2.9 million, respectively, of leased spectrum.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses as of December 31, 2007 and 2006 consisted of the following (in thousands):

	December 31,
	2007	2006

Accounts payable	$42,327	$41,710
Accrued interest	11,643	27,272
Salaries and benefits	17,697	12,095
Other	30,780	27,139

	$102,447	$108,216

9.	Income Taxes

Components of deferred tax assets and liabilities as of December 31, 2007 and 2006 were as follows (in thousands):

	December 31,
	2007	2006

Current deferred tax assets	$6,981	$4,233

Noncurrent deferred tax assets:
Net operating loss carryforward	430,345	184,771
Other	21,535	5,012

Total deferred tax assets	458,861	194,016
Valuation allowance	(441,432)	(170,797)

Net deferred tax assets	17,429	23,219

Noncurrent deferred tax liabilities:
Spectrum licenses	33,673	28,938
Property, equipment and other long-term assets	25,791	7,150
Bond issuance cost — warrant valuation	753	4,225
Other intangibles	—	124

Total deferred tax liabilities	60,217	40,437

Net deferred tax liabilities	$42,788	$17,218

As of December 31, 2007, the Company had federal tax net operating loss carryforwards in the United States of approximately $969.2 million. A portion of the net operating loss carryforward will be subject to certain annual limitations imposed under Section 382 of the Internal Revenue Code of 1986. The net operating loss carryforwards begin to expire in 2021. The Company had approximately $224.2 million of tax net operating loss carryforwards in foreign jurisdictions as of December 31, 2007. Of the $224.2 million of tax net operating loss carryforwards in foreign jurisdictions, $114.9 million has no statutory expiration date, $94.5 million begins to expire in 2015, and the remainder of $14.8 million begins to expire in 2010.

The Company has recorded a valuation allowance against a substantial portion of the deferred tax assets. Management has reviewed the facts and circumstances, including the limited history and the projected future tax losses, and determined that it is appropriate to reduce a portion of the gross deferred tax assets. The remaining deferred tax asset will be reduced by schedulable deferred tax liabilities. The net deferred tax liabilities are related

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to certain intangible assets, including certain spectrum assets, which are not amortized for book purposes. The net change in the valuation allowance for the years ended December 31, 2007, 2006 and 2005 was an increase of $270.6 million, $103.7 million, and $48.4 million, respectively. Net noncurrent deferred tax liabilities of $43.1 million are included in other long-term liabilities as of December 31, 2007.

The Company incurs significant deferred tax liabilities related to the spectrum licenses. Since there is no amortization on certain acquired spectrum licenses for book purposes and the Company cannot estimate the amount, if any, of deferred tax liabilities related to those acquired spectrum licenses which will reverse in future periods, the valuation allowance has been increased accordingly. The Company continues to amortize acquired spectrum licenses for federal income tax purposes. The ongoing difference between book and tax amortization resulted in an additional deferred income tax provision of approximately $5.4 million for the year ended December 31, 2007.

The income tax provision consists of the following for the year ended December 31, 2007, 2006 and 2005 (in thousands):

	Year Ended December 31,
	2007	2006	2005

Current taxes:
International	$107	$21	$—
Federal	—	—	—
State	101	—	—

Total current taxes	208	21	—
Deferred taxes:
International	(121)	—	—
Federal	4,985	2,582	1,389
State	355	378	70

Total deferred taxes	5,219	2,960	1,459

Income tax provision	$5,427	$2,981	$1,459

The income tax rate computed using the federal statutory rates is reconciled to the reported effective income tax rate as follows:

	Year Ended December 31,
	2007	2006	2005

Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes (net of federal benefit)	2.4	3.0	0.3
Other, net	(1.2)	(2.6)	(2.6)
Valuation allowance	(36.9)	(36.4)	(33.8)

Effective income tax rate	(0.7)%	(1.0)%	(1.1)%

The Company adopted the provisions of FASB Interpretation Number 48 (“FIN 48”) on January 1, 2007. FIN 48 clarifies the accounting for income taxes by prescribing a recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance or derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

As of January 1, 2007, the Company had no unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing FIN 48. There have been no changes to the Company’s liability for unrecognized tax benefits during the year ended December 31, 2007.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company and its Subsidiaries file income tax returns in the U.S. Federal jurisdiction and various state and foreign jurisdictions. As of the date of adoption of FIN 48 and the year ended December 31, 2007, the tax returns for 2003 through 2006 remain open to examination by the Internal Revenue Service and various state tax authorities. In addition, the Company has acquired U.S. and foreign entities which operated prior to 2003. Most of the acquired entities generated losses for income tax purposes and remain open to examination by U.S. and foreign tax authorities as far back as 1998.

The Company’s policy is to recognize any interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN No. 48 and the year ended December 31, 2007, the Company had accrued no interest or penalties related to uncertain tax positions.

10.	Long-term debt

	December 31,
	2007	2006
	(In thousands)

11% Senior Secured Notes due in 2010, principal at maturity: $260.3 million	$—	$215,601
11% Additional Senior Secured Notes due in 2010, principal at maturity: $360.4 million	—	295,087
Secured $125.0 million loan from Morgan Stanley Senior Funding, Inc. due in August 2009, 1% of principal due annually; residual at maturity	—	125,000
$1.25 billion Senior Term Loan facility, due in 2012, 1% of principal due annually; resididual at maturity	1,246,875	—
Secured $10.0 million loan from BCE Nexxia Corporation due in July 2008, principal at maturity: $10.0 million	10,000	10,000

	1,256,875	645,688
Less: current portion	(22,500)	(1,250)

Total long-term debt	$1,234,375	$644,438

Senior Term Loan facility — In an effort to simplify its capital structure, access incremental borrowing availability, and extend debt maturities, on July 3, 2007, the Company entered into a senior term loan facility providing for loans of up to $1.0 billion. The Company borrowed $379.3 million under the senior term loan facility on the date of closing and repaid obligations under the $125.0 million term loan and fees and costs attributable to the senior term loan facility. On August 15, 2007, the Company borrowed the remaining amount of approximately $620.7 million under the senior term loan facility, and fully retired its senior secured notes, originally due 2010, for a price of 102.5% of the aggregate principal amount outstanding of approximately $620.7 million plus accrued and unpaid interest to the date of redemption and the remaining portion of the interest escrow. The $1.0 billion senior secured term loan facility provides for quarterly amortization payments aggregating an annual amount equal to 1.00% of the original principal amount of the term loans prior to the maturity date, with the remaining balance due on July 3, 2012. In general, borrowings under the senior term loan facility bear interest based, at the Company’s option, at either the Eurodollar rate or an alternate base rate, in each case plus a margin. The rate of interest for borrowings under the new senior term loan facility is the Eurodollar rate plus 6.00% or the alternate base rate plus 5.00%, with interest payable quarterly with respect to alternate base rate loans, and with respect to Eurodollar loans, interest is payable in arrears at the end of each applicable period, but at least every three months. The weighted average rate under this facility was 11.06% at December 31, 2007.

In connection with the repayment of the $125.0 million term loan and the retirement of the $620.7 million senior secured notes due 2010, the Company recorded a $159.2 million loss on extinguishment of debt, which was

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

primarily due to the write-off of the unamortized portion of the proceeds allocated to the warrants originally issued in connection with the senior secured notes and the related deferred financing costs. In connection with the $1.0 billion senior term loan facility, the Company recorded a deferred financing cost of $27.7 million which is being amortized over the five year term of the loan.

On November 2, 2007, the Company entered into an Incremental Facility Amendment (the “Amendment”) with Morgan Stanley Senior Funding, Inc, as administrative agent, term lender and co-lead arranger, Wachovia Bank N.A. as term lender, and Wachovia Capital Markets, LLC, as co-lead arranger, which amended the Credit Agreement dated July 3, 2007 (the “Credit Agreement”) to provide the Company with an additional $250.0 million in term loans. The Company recorded a deferred financing cost of $2.5 million related to this additional funding, which is being amortized over the remaining term of the loan. This additional funding, which closed on the same date, increases the size of the Company’s senior secured term loan facility to $1.25 billion. The Company will use the additional proceeds to further support its expansion plans and for general corporate purposes. The material terms of the incremental term loans are the same as the terms of the loans under the original senior secured term loan facility.

As of December 31, 2007, $1.25 billion in aggregate principal amount was outstanding under the senior secured term loan facility, with an approximate fair market value of $1.20 billion.

The senior term loan facility contains financial, affirmative and negative covenants that the Company believes are usual and customary for a senior secured credit agreement. The negative covenants in the new senior secured term loan facility include, among other things, limitations (each of which shall be subject to standard and customary and other exceptions for financings of this type) on its ability to: declare dividends and make other distributions, redeem or repurchase its capital stock, prepay, redeem or repurchase certain subordinated indebtedness, make loans or investments (including acquisitions), incur additional indebtedness, grant liens, enter into sale-leaseback transactions, modify the terms of subordinated debt or certain other material agreements, change its fiscal year, restrict dividends from our subsidiaries or restrict liens, enter into new lines of business, recapitalize, merge, consolidate or enter into certain acquisitions, sell our assets, and enter into transactions with its affiliates.

Term Loan — In August 2006, Clearwire signed a loan agreement with Morgan Stanley Senior Funding, Inc., Merrill Lynch Capital Corporation, and JP Morgan Chase Bank, N.A. for a term loan in the amount of $125.0 million. The loan was secured by certain spectrum assets of Clearwire entities, as specified in the loan agreement. The loan was set to mature in August 2009 and the proceeds of the loan were available for general corporate purposes. This note was repaid in July 2007 with the proceeds from the Senior-term loan facility.

BCE Nexxia Corporation Financing — As required under the Master Supply Agreement with Bell and BCE Nexxia and in order to assist funding capital expenses and start-up costs associated with the deployment of VOIP services, BCE Nexxia agreed to make available to Clearwire financing in the amount of $10.0 million. BCE Nexxia funded the entire amount on June 7, 2006. The loan is secured by a security interest in the telecommunications equipment and property related to VoIP and bears interest at 7.00% per annum and is due and payable in full on July 19, 2008. At December 31, 2007, the Company had $1.2 million of accrued interest related to the BCE Nexxia loan. The loan balance outstanding as of December 31, 2007 was $10.0 million, with an approximate fair market value of $9.7 million.

11% Senior Secured Notes due 2010 — In August 2005 the Company completed the sale of $260.3 million in principal amount of senior secured notes (the “Notes”) due 2010. In connection with the sale of the Notes, the Company also issued warrants (the “Warrants”) to the purchasers of the Notes entitling them to purchase up to 6,942,552 shares of the Company’s Class A common stock. In addition, the Company granted the purchasers of the Notes a one-time option to acquire up to an equivalent amount of additional Notes and Warrants for a period of 180 days following the issuance of the Notes. This option was exercised in February 2006 when the Company completed the sale of $360.4 million senior secured notes to new and existing holders. In connection with the sale of the additional notes, the Company also issued 9,609,334 Warrants to the purchasers of the additional notes entitling

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

them to purchase shares of the Company’s Class A common stock. The terms of the Warrants are substantially identical to the original warrants. In August 2007, the Company fully retired the Senior Secured Notes.

Terms of the Warrants — Holders of Warrants issued in connection with the Notes and Additional Notes may exercise their Warrants at any time at an exercise price of $15.00. The Company granted the holders of the Warrants registration rights covering the shares subject to issuance under the Warrants. The Warrants expire on August 5, 2010.

In connection with the registration rights agreement, the Company filed a resale registration statement, which was effective on August 28, 2007, on Form S-1 registering the resale of shares of Class A common stock issuable upon the exercise of the Warrants. The Company must maintain the registration statement in effect (subject to certain suspension periods) for at least two years. If the Company fails to meet its obligations to maintain that registration statement, the Company will be required to pay to each affected Warrant holder an amount in cash equal to 2% of the purchase price of such holder’s Warrants. In the event that the Company fails to make such payments in a timely manner, the payments will bear interest at a rate of 1% per month until paid in full. This registration rights agreement also provides for incidental registration rights in connection with follow-on offerings, other than issuances pursuant to a business combination transaction or employee benefit plan. The Company does not consider payment of any such penalty to be probable as of December 31, 2007, and has therefore not recorded a liability for this contingency.

Interest Expense, net — Interest expense, net, included in the Company’s consolidated statements of operations, consists of the following for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Year Ended December 31,
	2007	2006	2005

Interest expense	$104,550	$69,116	$11,605
Amortization of deferred financing costs	6,703	3,934	898
Amortization of long-term debt discount	14,004	15,820	4,381
Capitalized interest	(28,978)	(16,590)	(2,261)

	$96,279	$72,280	$14,623

11.	Commitments and Contingencies

The Company’s commitments for non-cancelable operating leases consist mainly of leased spectrum license fees, office space, equipment and certain of its network equipment situated on leased sites, including land, towers and rooftop locations. Certain of the leases provide for minimum lease payments, additional charges and escalation clauses. Leased spectrum agreements have initial terms of up to 30 years. Other operating leases generally have initial terms of five years with multiple renewal options for additional five-year terms totaling 20 to 25 years.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future minimum payments under spectrum license and operating lease obligations (including all optional renewal periods on operating leases) as of December 31, 2007, are as follows (in thousands):

	Leased	Operating
Years Ending December 31,	Spectrum	Lease	Total

2008	$39,226	$87,320	$126,546
2009	39,253	87,030	126,283
2010	39,915	86,868	126,783
2011	40,045	85,363	125,408
2012	45,068	84,896	129,964
Thereafter, including all renewal periods	1,557,749	1,629,062	3,186,811

	$1,761,256	$2,060,539	$3,821,795

Rent expense under operating leases was $77.6 million, $35.0 million, and $10.5 million for the years ended December 31, 2007, 2006 and 2005, respectively.

In addition to the leased spectrum commitments above, in connection with various spectrum lease agreements the Company has commitments to provide Clearwire services to the lessors in launched markets, and reimbursement of capital equipment and third-party service expenditures of the lessors over the term of the lease. During the year ended December 31, 2007, the Company satisfied $642,000 related to these commitments for the year ending December 31, 2007. The maximum remaining commitment at December 31, 2007 is $89.8 million and is expected to be incurred over the term of the related lease agreements, which range from 15-30 years.

Under the terms of the Supply Agreement that was entered into between Clearwire and Motorola on August 29, 2006, Clearwire is committed to purchase no less than $150.0 million of infrastructure equipment and other products from Motorola in the first two years after the effective date of August 29, 2006, subject to Motorola continuing to satisfy certain performance requirements and other conditions. The Company is also committed to purchase from Motorola, all Expedience modems and Expedience PC cards it provides to its subscribers for a period of five years and 51% of such products until the term of the agreement is completed on August 29, 2014, if certain conditions are met. For the period from the effective date of the agreement through December 31, 2007, total purchases from Motorola under these agreements were $98.4 million. The remaining commitment was $51.6 million at December 31, 2007.

As of December 31, 2007, the Company has minimum purchase agreements of approximately $57.8 million to acquire new spectrum.

Contingencies — During 2007, a cash payment of $17.0 million was received in connection with the sale of one of the Company’s investments, which was sold at a loss to a third party. Under certain circumstances, the Company may be required to return all or part of the payment to the counterparty to this transaction, and as such this amount has been recorded as a long-term liability.

In the normal course of business, Clearwire is party to various pending judicial and administrative proceedings. While the outcome of the pending proceedings cannot be predicted with certainty, Management believes that any unrecorded liability that may result will not to have a material adverse effect on our liquidity, financial condition or results of operations.

Indemnity Agreements — Flux Fixed Wireless, LLC (“FFW”), wholly owned by Mr. McCaw and ERH, and Clearwire entered into an Indemnification Agreement, dated November 13, 2003, pursuant to which Clearwire agreed to indemnify, defend and hold harmless FFW and any of its directors, officers, partners, employees, agents and spouses and each of its and their affiliates (each, an “Indemnitee”) to the fullest extent permitted by law for any claims made against an Indemnitee by reason of the fact that Indemnitee is, was or may be deemed a stockholder, director, officer, employee, controlling person, agent or fiduciary of Clearwire or any subsidiary of Clearwire.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Clearwire is obligated to pay the expenses of any Indemnitee in connection with any claims which are subject to the agreement.

Clearwire is currently a party to, or contemplating entering into, similar indemnification agreements with certain other of its officers and each of the other members of its Board of Directors. No liabilities have been recorded in the consolidated balance sheets for any indemnification agreements.

12.	Stockholders’ Equity

In August 2006, Intel Capital completed its purchase from Clearwire of 23,427,601 shares of Class A common stock and 9,905,732 shares of Class B common stock at $18.00 per share for a total purchase price of $600.0 million, pursuant to a Common Stock Purchase Agreement.

In August 2006, Clearwire entered into subscription agreements with the holders of its outstanding stock for the sale of an aggregate of 8,603,116 shares of Clearwire’s Class A common stock at $18.00 per share for an aggregate purchase price of $154.9 million. The agreements include certain limited anti-dilution features. The transactions closed on August 29, 2006, except for one agreement covering the sale of 1,222,222 shares which closed in October 2006.

On March 13, 2007, the Company completed the sale of 24,000,000 shares of its Class A common stock in its initial public offering. The shares were sold in the offering at a price of $25.00 per share, and the Company received net proceeds of $555.2 million, net of underwriters’ discount, commissions and other fees of $44.8 million. The Company has used these proceeds for market and network expansion, spectrum acquisitions and general corporate purposes.

Under Clearwire’s Certificate of Incorporation, as amended, it has the authority to issue 355,000,000 shares of capital stock as follows:

•	300,000,000 shares of Class A common stock, par value $0.0001 per share;

•	50,000,000 shares of Class B common stock, par value $0.0001 per share; and

•	5,000,000 shares of preferred stock, par value $0.0001 per share.

The following is a summary description of the Company’s common stock:

Class A common stock — The holders of Class A common stock are entitled to one vote per share, on each matter submitted to a vote by the stockholders.

Class B common stock — The holders of Class B common stock are entitled to ten votes per share, on each matter submitted to a vote by the stockholders. Class B common stock is convertible at any time at the option of its holders into shares of Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock.

Preferred stock — May be divided into one or more series. Each series will have the preferences, limitations and relative rights as determined by the Board of Directors. No series of preferred stock have been designated by the Board of Directors.

Ranking — With respect to rights on liquidation, dissolution or similar events, each holder of Class A and Class B common stock will receive the same amount of consideration per share, except that Class B common stock holders may receive securities in the transactions with terms that entitle them to ten votes per share.

Common stock and warrants payable — The Company engaged several parties to obtain spectrum on its behalf in exchange for rights to receive its common stock and warrants. As the rights are earned over the period of an acquisition of spectrum, these obligations can be outstanding for a period of time until FCC approval or other

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

milestones are met. The Company records common stock and warrants payable to recognize the timing difference when consideration has been received by the Company, but it has not yet issued securities to the counterparty.

13.	Share-Based Payments

On January 19, 2007, Clearwire’s Board of Directors adopted the 2007 Stock Compensation Plan (the “2007 Plan”), which authorizes the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock awards to its employees, directors and consultants. The 2007 Plan was adopted by the Company’s stockholders on February 16, 2007. There are 15,000,000 shares of Class A common stock authorized under the 2007 Plan. Options granted under the 2007 Plan generally vest ratably over four years and expire no later than ten years after the date of grant. Shares to be awarded under the 2007 Plan will be made available at the discretion of the Compensation Committee of the Board of Directors from authorized but unissued shares, authorized and issued shares reacquired and held as treasury shares, or a combination thereof. At December 31, 2007 there were 8,558,574 shares available for grant under the 2007 Stock Option Plan.

Prior to the 2007 Plan, the Company had the following share-based arrangements: The Clearwire Corporation 2003 Stock Option Plan (the “2003 Stock Option Plan”) and The Clearwire Corporation Stock Appreciation Rights Plan (the “SAR Plan”). No additional stock options will be granted under the Company’s 2003 Stock Option Plan.

The Company applies SFAS 123(R) to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. Share-based compensation expense is based on the estimated grant-date fair value and is recognized net of a forfeiture rate on those shares expected to vest over a graded vesting schedule on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the assumptions disclosed for the years ended December 31, 2007, 2006 and 2005. The volatility used to calculate the fair value of non-employee stock option grants for 2007, 2006 and 2005 and employee stock option grants for 2007 and 2006 is based on both average historical volatility from common shares of a group of the Company’s peers and the Company’s own historical volatility. There is a 0% expected dividend yield as there are no plans to pay future dividends. The expected life of options granted is based on the simplified calculation of expected life, described in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, or SAB No. 107, Share-Based Payment, due to lack of option exercise history. The risk-free interest rate is based on the zero-coupon U.S Treasury bond, with a term equal to the expected life of the options.

Compensation cost recognized for these plans for the year ended December 31, 2007, 2006 and 2005 is presented as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005

Cost of service	$138	$819	$204
Selling, general and administrative	42,633	13,427	2,338

Total	$42,771	$14,246	$2,542

Stock Options

Prior to January 1, 2006, the Company accounted for share-based compensation under the recognition and measurement provisions of APB 25. Stock options granted at prices below fair market value at the date of grant were considered compensatory, and compensation expense has been deferred and is being recognized over the option vesting period using the graded vesting method. Compensation expense is based on the excess of the fair market value of the underlying common stock at the date of grant over the exercise price of the option.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company also granted stock options to employees of entities under common control who performed services to the Company to purchase shares of the Company’s Class A common stock. In accordance with EITF Issue No. 00-23, Issues Related to the Accounting for Stock Compensation Under APB No. 25, Accounting for Stock Issued to Employees, and FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, and SFAS No. 123(R), the fair value of such options was recorded as a dividend and a charged against additional paid-in capital on the line item, deferred share-based compensation. A total of $1.5 million, $2.4 million, and $34,000 was recorded, as a dividend, for the years ended December 31, 2007, 2006 and 2005, respectively.

During the year ended December 31, 2007 the Company granted 727,000 options to non-employee consultants, of which 250,000 were forfeited. These options are adjusted to current fair value each quarter during their vesting periods as services are rendered. During the year ended December 31, 2007, the Company recognized $345,000 expense and had $2.3 million of unamortized expense as of December 31, 2007 related to these options. Expense for the year ended December 31, 2006 was $1.3 million.

A summary of option activity from January 1, 2005 through December 31, 2007 is presented below:

			Weighted-
			Average	Aggregate
		Weighted-	Remaining	Intrinsic
		Average	Contractual	Value As of
	Number of	Exercise	Term	12/31/2007
	Options	Price	(Years)	(In millions)

Options outstanding — January 1, 2005	6,906,406	$4.59	9.6

Granted	1,215,311	10.74
Forfeited	(168,859)	6.18

Options outstanding — December 31, 2005	7,952,858	5.58	8.7

Granted	3,942,304	16.95
Forfeited	(568,048)	10.84
Exercised	(56,709)	4.59

Options outstanding — December 31, 2006	11,270,405	9.30	8.3

Granted	7,014,662	23.72
SARS converted to options	106,302	17.64
Forfeited	(1,328,100)	20.32
Exercised	(720,315)	6.55

Options outstanding — December 31, 2007	16,342,954	$14.83	7.8	$55.2

Exercisable outstanding — December 31, 2007	6,261,909	$6.85	6.4	$46.0

Vested and expected to vest — December 31, 2007	14,656,393	$14.15	7.6	$54.5

The intrinsic value of options exercised during the year ended December 31, 2007, was $11.0 million as compared to $760,000 during the year ended December 31, 2006. The intrinsic value is calculated as the difference between the estimated fair value of the Company’s common stock at December 31, 2007 or on the date of exercise and the exercise price of the stock options on the date of grant.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Information regarding stock options outstanding and exercisable as of December 31, 2007 is as follows:

	Options Outstanding			Options Exercisable
		Weighted
		Average
		Contractual	Weighted		Weighted
		Life	Average		Average
	Number of	Remaining	Exercise	Number of	Exercise
Exercise Prices	Options	(Years)	Price	Options	Price

$2.25	312,498	5.9	$2.25	312,498	$2.25
$3.00	1,865,112	4.9	3.00	1,760,359	3.00
$6.00	4,019,909	6.8	6.00	3,006,050	6.00
$12.00 – $15.00	1,726,315	7.5	14.28	609,430	14.02
$16.02	311,000	9.9	16.02	—	—
$18.00	2,237,341	8.4	18.00	568,616	18.00
$20.16	122,000	9.8	20.16	—	—
$23.30	2,093,300	9.4	23.30	—	—
$23.52	808,164	9.3	24.24	4,956	24.00
$25.00 – $25.33	2,847,315	8.8	25.00	—	—

Total	16,342,954	7.8	$14.83	6,261,909	$6.85

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions for the years ended December 31, 2007, 2006 and 2005:

	Employee		Non-Employee
	2007	2006	2005

Expected volatility	57.07% - 64.68%	66.15% - 78.62%	80.31%
Expected dividend yield	—	—	—
Expected life (in years)	6.25	6.25	10
Risk-free interest rate	4.26% - 5.00%	4.45% - 4.92%	4.20% - 4.23%
Weighted average fair value per option at grant date	$14.59	$11.53	$15.36

During the third and fourth quarters of 2007, an estimate of 7.5% was used for the annual forfeiture rate based on the Company’s historical experience since inception. Prior to third quarter 2007, the estimated annual forfeiture rate was 6.4%. During the year ended 2006, an estimate of 3% was used for the annual forfeiture rate.

Expense recorded related to stock options in the year ended December 31, 2007 was $40.1 million compared to $11.8 million for the year ended December 31, 2006. The total unrecognized share-based compensation costs related to non-vested stock options outstanding at December 31, 2007 was $77.8 million and is expected to be recognized over a weighted average period of approximately 2 years.

Restricted Stock Awards

In the year ended December 31, 2007 and 2006, the Company issued 33,333 shares and 83,333 shares of restricted stock, respectively, with a weighted average grant date fair value of $25.00 and $15.00, respectively, to certain senior officers which vest in equal annual installments over a two-year period. The Company also agreed to reimburse the officers for the personal income tax liability associated with the restricted stock. Compensation expense related to these restricted stock grants was $750,000, $1.0 million and $1.0 million for the years ended December 31, 2007, 2006 and 2005, respectively.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the restricted stock activity for the year ended December 31, 2006 is presented below:

		Weighted-
		Average
	Number of	Grant-Date
	Shares	Fair Value

Restricted stock outstanding — January 1, 2005	333,333	$6.00
Granted	—	—
Forfeited	—	—

Restricted stock outstanding — December 31, 2005	333,333	6.00
Granted	83,333	15.00
Forfeited	—	—

Restricted stock outstanding — December 31, 2006	416,666	7.80
Granted	33,333	25.00
Forfeited	—	—

Restricted stock outstanding — December 31, 2007	449,999	$9.07

As of December 31, 2007, the number of restricted shares outstanding was 449,999 shares and there was $543,000 of total unrecognized compensation cost related to the unvested restricted stock, which is expected to be recognized over a weighted-average period of approximately 1 year. During the year ended December 31, 2007, 41,667 restricted shares vested, with a fair value of approximately $625,000.

Restricted Stock Units

During the year ended December 31, 2007, the Company granted 400,000 restricted stock units to certain officers and employees under the 2007 Plan. All restricted stock units vest over a four-year period. Under SFAS 123(R), the fair value of the Company’s restricted stock units is based on the grant-date fair market value of the common stock, which equals the grant date market price.

A summary of the restricted stock unit activity for the year ended December 31, 2007 is presented below:

		Weighted-
		Average
	Number of	Grant-Date
	Shares	Fair Value

Restricted stock units outstanding — January 1, 2007	—	$—
Granted	400,000	23.30
Forfeited	(5,000)	—

Restricted stock units outstanding — December 31, 2007	395,000	$23.30

The total fair value of grants during 2007 was $9.3 million. Compensation expense related to the restricted stock units during the year ended December 31, 2007 was $1.1 million, net of forfeitures. As of December 31, 2007, there were 395,000 units outstanding and total unrecognized compensation cost of $8.0 million, which is expected to be recognized over a weighted-average period of approximately 2 years. At December 31, 2007, none of these units were vested.

SAR Plan

The SAR Plan was adopted in January 2006 and provides for the granting of up to 166,666 stock appreciation rights. The stock appreciation rights generally vest ratably over four years and expire no later than ten years after the date of grant. The SAR Plan allows holders of these rights to share in the appreciation of the fair value of the

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s Class A common stock. Settlement of these rights will be in cash, but these rights may be replaced at the Company’s discretion with an equivalent number of nonqualified options.

The Company accounts for the SAR Plan grants under SFAS No. 123(R) and records these grants as liability awards, as settlement is anticipated to be in cash. The SARs are remeasured at fair value each reporting period until the awards are settled in accordance with SFAS No. 123(R). The fair value is determined in the same manner as a stock option granted under the Stock Option Plan using the same assumptions and option-pricing model to estimate the fair value. Compensation expense for each period until settlement is based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date) in the fair value for each reporting period. During the year ended December 31, 2007, no SARs were granted, 39,652 SARs were forfeited and 600 were exercised. For the year ended December 31, 2006, 167,685 SARs were granted between $15.00 and $18.00 and 21,131 were forfeited. The Company recorded $398,000 and $178,000, net of forfeitures, of share-based compensation expense for SARs grants for the years ended December 31, 2007 and 2006, respectively.

As of October 1, 2007, all outstanding SARs were converted to non-qualified stock options under the 2007 Stock Option Plan. The SARs were converted to options at the fourth quarter remeasured fair value.

Warrants

During the year ended December 31, 2007, the Company issued 1,407,139 warrants at a weighted average exercise price of $37.99 to purchase the Company’s Class A common stock in connection with the acquisition of spectrum or assets. At December 31, 2007 there were 17,806,220 warrants outstanding and exercisable with a weighted average exercise price of $16.57.

A summary of warrant activity from January 1, 2005 to December 31, 2007 is presented below:

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual
	Number of	Exercise	Term
	Warrants	Price	(Years)

Warrants outstanding — January 1, 2005	1,099,508	$7.80	8.9

Granted	7,811,105	13.74
Exercised	—	—

Warrants outstanding — December 31, 2005	8,910,613	13.02	5.0

Granted	9,892,022	14.94
Exercised	—	—

Warrants outstanding — December 31, 2006	18,802,635	14.02	4.2

Granted	1,407,139	37.99
Exercised	(1,882,887)	7.59
Cancelled	(520,667)	15.00

Warrants outstanding — December 31, 2007	17,806,220	$16.57	3.65

Exercisable outstanding — December 31, 2007	17,806,220	$16.57	3.65

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of warrants granted is estimated on the date of grant using the Black-Scholes option pricing model using the following average assumptions for the years ended December 31, 2007 and 2006:

	Year Ended December 31,
	2007	2006	2005

Expected volatility	64.68% - 88.54%	73.76% - 88.54%	78.62% - 80.31%
Expected dividend yield	—	—	—
Contractual life (in years)	5-10	5-10	6
Risk-free interest rate	3.05% - 4.81%	3.05% - 5.16%	3.89% - 4.61%
Weighted average fair value per warrant at issuance date	$12.07	$9.84	$12.27

14.	Net Loss Per Share

Basic and diluted loss per share has been calculated in accordance with SFAS No. 128 for the years ended December 31, 2007, 2006 and 2005. As the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

The computations of diluted loss per share for the years ended December 31, 2007, 2006 and 2005, did not include the effects of the following options, shares of nonvested restricted stock, restricted stock units and warrants as the inclusion of these securities would have been antidilutive.

	Year Ended December 31,
	2007	2006	2005

Stock options	14,249,467	11,270,405	7,952,858
Nonvested restricted stock	62,877	83,333	166,666
Restricted Stock Units	101,247	—	—
Warrants	18,064,035	18,802,635	8,910,613

	32,477,626	30,156,373	17,030,137

15.	Comprehensive Loss

Comprehensive loss consists of two components, net loss and other comprehensive loss. Other comprehensive income refers to revenue, expenses, gains and losses that under generally accepted accounting principles are recorded as an element of stockholders’ equity but are excluded from net loss. The Company’s other comprehensive income is comprised of foreign currency translation adjustments from the Company’s subsidiaries not using the U.S. dollar as their functional currency and unrealized gains and losses on marketable securities categorized as available-for-sale.

Total comprehensive loss was $717.1 million, $276.7 million, and $140.7 million for the years ended December 31, 2007, 2006 and 2005, respectively. The primary differences between net loss as reported and comprehensive loss are foreign currency translation adjustments and net unrealized losses from available-for-sale investments.

The components of accumulated other comprehensive income were as follows (in thousands):

	December 31,
	2007	2006

Net unrealized loss on available-for-sale investments	$(7,292)	$(74)
Cumulative foreign currency translation adjustment	24,625	7,064

Total accumulated other comprehensive income	$17,333	$6,990

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Business Segments

The Company complies with the requirements of SFAS No. 131, which establishes annual and interim reporting standards for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance. Operating segments can be aggregated for segment reporting purposes so long as certain aggregation criteria are met. The Company defines the chief operating decision makers as its Chief Executive Officer, Chief Operating Officer and the Chief Financial Officer. As our business continues to mature, the Company assesses how it views and operates the business. As a result, in the fourth quarter of 2007, the Company was organized into two reportable business segments: the United States and the International business.

The Company reports business segment information as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005

United States
Revenues	$122,906	$83,401	$32,025

Cost of goods and services (exclusive of items shown separately below)	94,541	61,145	22,165
Operating expenses	389,227	183,029	108,328
Depreciation and amortization	69,095	35,083	10,641

Total operating expenses	552,863	279,257	141,134

Operating loss	(429,957)	(195,856)	(109,109)

International
Revenues	28,534	16,780	1,429

Cost of goods and services (exclusive of items shown separately below)	12,740	8,967	1,404
Operating expenses	69,253	44,253	16,878
Depreciation and amortization	15,599	5,819	1,272

Total operating expenses	97,592	59,039	19,554

Operating loss	(69,058)	(42,259)	(18,125)

Total operating loss	(499,015)	(238,115)	(127,234)

Other income (expense)	(222,592)	(39,466)	(7,698)
Income tax provision	(5,427)	(2,981)	(1,459)
Minority interest in net loss of consolidated subsidiaries	4,244	1,503	387
Losses from equity investees	(4,676)	(5,144)	(3,946)

Net loss	$(727,466)	$(284,203)	$(139,950)

Capital expenditures
United States	$320,134	$168,607	$123,249
International	41,727	23,140	9,475

	$361,861	$191,747	$132,724

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2007	2006

Long-lived assets(a)
United States	$1,350,418	$661,444
International	150,555	103,782

	$1,500,973	$765,226

(a)	Consists of property, plant and equipment and prepaid spectrum and spectrum licenses attributable to the business segment.

17.	Related Party Transactions

Clearwire has a number of strategic and commercial relationships with third-parties that have had a significant impact on Clearwire’s business, operations and financial results. These relationships have been with ERH, Motorola, Inc. (“Motorola”), Intel Corporation (“Intel”), Hispanic Information and Telecommunications Network, Inc. (“HITN”), ITFS Spectrum Advisors, LLC (“ISA”), ITFS Spectrum Consultants LLC (“ISC”) and Bell Canada (“Bell”), all of which are or have been related parties.

Relationships among Certain Stockholders, Directors, and Officers of Clearwire — As of December 31, 2007, ERH is the holder of approximately 65% of Clearwire’s outstanding Class B common stock and approximately 13% of Clearwire’s outstanding Class A common stock. Eagle River Inc. (“ERI”) is the manager of ERH. Each entity is controlled by Craig McCaw. Mr. McCaw and his affiliates have significant investments in other telecommunications businesses, some of which may compete with Clearwire currently or in the future. Mr. McCaw and his affiliates will likely continue to make additional investments in telecommunications businesses.

ERH also held 0% as of December 31, 2007 and 3.1% of the Company’s long-term debt as of December 31, 2006, as a result of the retirement of all senior secured notes on August 15, 2007 as described in Note 3. As of December 31, 2006, the notes held by ERH had a $23.0 million face value, or $19.3 million net of discounts for warrants. As of December 31, 2007 and December 31, 2006 ERH held a warrant entitling it to purchase 613,333 shares of the Company’s Class A common stock. The exercise price of the warrant is $15.00 per share. The Warrants expire in 2010.

In the years ended December 31, 2007, 2006 and 2005, ERH earned interest relating to the notes in the amount of $1.6 million, $4.1 million and $3.1 million, respectively. ERH received payments in the amount of $2.5 million and $3.8 million for accrued interest during the years ended December 31, 2007 and 2006. During the year ended December 31, 2005, there were no interest payments made.

Certain officers and directors of Clearwire provide additional services to ERH, ERI and their affiliates for which they are separately compensated by such entities. Any compensation paid to such individuals by ERH, ERI and/or their affiliates for their services is in addition to the compensation paid by Clearwire.

Advisory Services Agreement — Clearwire and ERI were parties to an Advisory Services Agreement, dated November 13, 2003 (the “Advisory Services Agreement”). Under the Advisory Services Agreement, ERI provided Clearwire with certain advisory and consulting services, including without limitation, advice as to the development, ownership and operation of communications services, advice concerning long-range planning and strategy for the development and growth of Clearwire, advice and support in connection with its dealings with federal, state and local regulatory authorities, advice regarding employment, retention and compensation of employees and assistance in short-term and long-term financial planning. The parties terminated this agreement effective January 31, 2007.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In exchange for the services, Clearwire historically paid ERI an annual advisory fee of $800,000 plus any out-of-pocket expenses incurred by ERI. The annual advisory fee covered certain overhead expenses incurred by ERI on behalf of Clearwire, including expenses related to providing administrative support and office space to Messrs. McCaw, the Company’s Chairman, and Wolff, the Company’s Chief Executive Officer, and compensation for services provided to Clearwire by certain personnel of ERI. During the years ended December 31, 2007, 2006 and 2005, the Company paid ERI fees of $67,000, $800,000 and $800,000, respectively, and expense reimbursements of $278,000, $949,000 and $296,000, respectively, under this agreement. Beginning February 2007, Mr. McCaw has received annual compensation directly from Clearwire in his capacity as the Company’s Chairman of $300,000 per year, plus expense reimbursements.

Pursuant to the origination of the Advisory Services Agreement in 2003, Clearwire also issued to ERH warrants to purchase 375,000 shares of the Company’s Class A common stock at an exercise price of $3.00 per share, which may be exercised any time within 10 years of the issuance of the warrants. As of December 31, 2007, the remaining life of the warrant was 5.9 years.

Nextel Undertaking — Clearwire and Mr. McCaw entered into an agreement and undertaking in November 2003, pursuant to which Clearwire agreed to comply with the terms of a separate agreement between Mr. McCaw and Nextel Communications, Inc. (“Nextel”), so long as the Company was a “controlled affiliate” of Mr. McCaw as defined therein, certain terms of which were effective until October 2006. Under the agreement with Mr. McCaw, Nextel had the right to swap certain channels of owned or leased Broadband Radio Service (“BRS”) or Educational Broadband Service (“EBS”) spectrum with entities controlled by Mr. McCaw, including Clearwire. While the agreement was still effective, Nextel notified the Company of its request to swap certain channels, which is currently pending. There were no payments made to Nextel under this agreement in the year ended December 31, 2007.

Intel Collaboration Agreement — On June 28, 2006, Clearwire entered into a collaboration agreement with Intel, to develop, deploy and market a co-branded mobile WiMAX service offering in the United States, that will target users of certain WiMAX enabled notebook computers, ultramobile PCs, and other mobile computing devices containing Intel microprocessors. Both parties have committed to make certain contributions to the development, promotion and marketing of this service, which will be available only over the Company’s mobile WiMAX network.

The Company and Intel have agreed to share the revenues received from subscribers using Intel mobile computing devices on the Company’s domestic mobile WiMAX network. Intel will also receive a one time fixed payment for each new Intel mobile computing device activated on the Company’s domestic mobile WiMAX network once the Company has successfully achieved substantial mobile WiMAX network coverage across the United States. Through December 31, 2007, Clearwire has not been required to make any payments to Intel under this agreement.

Motorola Agreements — Simultaneously with the sale of NextNet to Motorola, Clearwire and Motorola entered into commercial agreements pursuant to which the Company agreed to purchase certain infrastructure and supply inventory from Motorola. Under these agreements, Clearwire is committed to purchase no less than $150.0 million of network infrastructure equipment, modems, PC cards and other products from Motorola on or before August 29, 2008, subject to Motorola continuing to satisfy certain performance requirements and other conditions. The Company is also committed to purchase certain types of network infrastructure products, modems and PC cards it provides to its subscribers exclusively from Motorola for a period of five years and, thereafter, 51% until the term of the agreement is completed on August 29, 2014, as long as certain conditions are satisfied. For the years ended December 30, 2007 and 2006 total purchases from Motorola under these agreements were $73.0 million and $25.4 million, respectively. The remaining commitment was $51.6 million at December 31, 2007.

HITN and its Affiliates — During 2004, the Company entered into two agreements with ITFS Spectrum Advisors, LLC (“ISA”) and ITFS Spectrum Consultants LLS (“ISC”). The founder and president of HITN was

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

formerly a member of Clearwire’s Board of Directors and is an owner of ISA and ISC, which are also affiliates of HITN. The agreements provided for payment to be provided to ISA and ISC in the form of warrants to purchase additional shares of Class A common stock in exchange for ISA and ISC providing opportunities for Clearwire to purchase or lease additional spectrum. Each of the agreements specifies a maximum consideration available under the agreement and, in 2005, the maximum consideration under the agreement with ISA was reached.

For the years ended December 31, 2007 and 2006, ISC earned approximately $181,000 and $400,000, respectively. During 2007 and 2006, $181,000 and $65,000 was paid in cash, respectively, and warrants to purchase 7,138 and 18,973 shares of Class A common stock, valued at $116,000 and $196,000, were issued, respectively. The maximum consideration under the agreement with ISC was reached in 2007. As of December 31, 2007 there was no payable remaining related to these agreements.

Agreements with Bell Canada — In March 2005, Bell, a Canadian telecommunications company which is a subsidiary of BCE purchased 8,333,333 shares of Clearwire’s Class A common stock for $100.0 million. At the time of the investment, Bell and BCE Nexxia, an affiliate of Bell, entered into a Master Supply Agreement (“Master Supply Agreement”) dated March 16, 2005 with Clearwire. Under the Master Supply Agreement, Bell and BCE Nexxia provide or arrange for the provision of hardware, software, procurement services, management services and other components necessary for Clearwire to provide VoIP services to their subscribers in the United States and provide day-to-day management and operation of the components and services necessary for Clearwire to provide these VoIP services. Clearwire will pay to Bell Canada or BCE Nexxia a flat fee for each new subscriber of its VoIP telephony services. Clearwire has agreed to use Bell Canada and BCE Nexxia exclusively to provide such service unless such agreement violates the rights of third parties under its existing agreements. Total fees paid for new subscribers under the Master Supply Agreement were $112,000, $0 and $0 for the years ended December 31, 2007, 2006 and 2005, respectively. Amounts paid for supplies, equipment and other services purchased through Bell Canada or BCE were $6.0 million, $7.5 million and $15.4 million for the years ended December 31, 2007, 2006 and 2005, respectively. The Master Supply Agreement can be terminated for convenience on twelve months notice by either party at any time beginning on or after October 1, 2007. On October 29, 2007, the Company delivered a notice of termination of the Master Supply Agreement to BCE Nexxia and the agreement should terminate on October 29, 2008 unless it is extended by the parties.

As required under the Master Supply Agreement with Bell and BCE Nexxia and in order to assist funding capital expenses and start-up costs associated with the deployment of VoIP services, BCE agreed to make available to Clearwire financing in the amount of $10.0 million. BCE funded the entire amount on June 7, 2006. The loan is secured by a security interest in the telecommunications equipment and property related to VoIP and bears interest at 7.00% per annum and is due and payable in full on July 19, 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Quarterly Financial Information (unaudited)

Summarized quarterly financial information for the years ended December 31, 2007 and 2006 is as follows (in thousands, except per share data):

	First	Second	Third	Fourth	Year Ended
	Quarter	Quarter	Quarter	Quarter	December 31,

2007
Total revenues	$29,275	$35,484	$41,297	$45,384	$151,440
Gross profit(1)	12,540	12,171	12,029	7,419	44,159
Operating loss	(86,189)	(110,319)	(142,526)	(159,981)	(499,015)
Net loss	(92,635)	(118,085)	(328,637)	(188,109)	(727,466)
Net loss per common share, basic and diluted	$(0.64)	$(0.72)	$(2.01)	$(1.15)	$(4.58)
2006
Total revenues	$22,748	$26,791	$26,899	$23,743	$100,181
Gross profit(1)	8,886	5,683	8,196	7,304	30,069
Operating loss	(45,150)	(61,336)	(42,979)	(88,650)	(238,115)
Net loss	(55,279)	(76,809)	(59,763)	(92,352)	(284,203)
Net loss per common share, basic and diluted	$(0.73)	$(1.01)	$(0.61)	$(0.67)	$(2.93)

(1)	Gross profit excludes a portion of depreciation and amortization included in operating loss.

19.	Subsequent Events

Interest Rate Swaps

In January 2008, the Company entered into two interest rate swaps to hedge its forward three-month LIBOR indexed variable interest payments in an effort to reduce interest expense. The first swap was entered on January 4, 2008, effective March 5, 2008, to pay a fixed rate of 3.6225% and to receive the three-month LIBOR on a notional value of $300.0 million for three years. The second swap was entered on January 7, 2008, effective March 5, 2008, to pay a fixed rate of 3.5% and to receive the three-month LIBOR on a notional value of $300.0 million for two years. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, its amendments and related guidance, the Company will treat the interest rate swaps as “cash-flow hedges” and will record the fair value of the swaps at the end of each calendar quarter, starting March 31, 2008.

Reverse Acquisition

The Company was acquired in a reverse acquisition on November 28, 2008 by the Sprint WiMAX Business of the Sprint Nextel Corporation. After the business combination, the new corporation was renamed Clearwire Corporation.